UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

WEST PALM BEACH DIVISION

www.flsb.uscourts.gov

In re:		Chapter 11 Case

HearUSA, Inc.,[1]		Case No. 11-23341-BKC-EPK

Debtor.
/

AMENDED CHAPTER 11 PLAN OF LIQUIDATION OF HEARUSA, INC. (n/k/a HUSA LIQUIDATING CORPORATION)

Dated: March 13, 2012

BERGER SINGERMAN LLP

Brian K. Gart, Esq.
350 East Las Olas Blvd.

Suite 1000

Ft. Lauderdale, FL 33301

Tel: (954) 525-9900

Fax: (954) 5232872

-and-

Debi Evans Galler, Esq.

1450 Brickell Avenue

Suite 1900

Miami, FL 33131

Tel: (305) 755-9500

Fax: (305) 714-4340

Attorneys for the Debtor and Debtor-in-Possession

1 The address of the Debtor is c/o Joseph J. Luzinski, Development Specialists, Inc., 200 South Biscayne Boulevard, Suite 1818, Miami, Florida 33131; and the last four digits of the taxpayer identification number of the Debtor are (8248).

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INTRODUCTION

HearUSA, Inc., (n/k/a HUSA Liquidating Corporation), the above-captioned Debtor (“HUSA” or the “Debtor”), proposes this Amended Chapter 11 Plan of Liquidation of HUSA (including all addenda, exhibits, schedules, and other attachments hereto, as any of the same may be amended from time to time, all of which are incorporated herein by reference, the “Plan”) pursuant to the provisions of Chapter 11 of the Bankruptcy Code (as defined in Section 1.2.12 below). The Debtor is the proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the Debtor’s Disclosure Statement with respect to the Plan, filed contemporaneously with the Plan for a discussion of the history, business, results of operations, historical financial information, projections and properties of the Debtor, and for a summary and analysis of the Plan. To the extent, if any, that the Disclosure Statement is inconsistent with the Plan, the Plan will govern. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Federal Bankruptcy Rule 3019 and Article 13 of this Plan, the Debtor expressly reserves the right to alter, amend, modify, revoke, or withdraw this Plan prior to its substantial consummation.

ARTICLE 1

DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION

1.1     Scope of Definitions. For the purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article 1 of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, respectively. Any capitalized term not otherwise defined in the Disclosure Statement shall have the meaning set forth in this Plan. Whenever the context requires, capitalized terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

1.2     Definitions. In addition to such other terms as are defined in other Sections of the Plan, the following words (which appear in the Plan as capitalized terms) shall have the meanings ascribed to them in this Article 1 of the Plan.

1.2.1     Administrative Expense Claim means any right to payment for any cost or expense of administration (including Professional Claims) of the Chapter 11 Case asserted or arising under sections 503, 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code not previously paid by the Debtor or assumed by Purchaser, including, any (i) actual and necessary cost or expense of preserving the Debtor’s Estate or operating the business of the Debtor arising on or after the Petition Date, (ii) payment to be made under this Plan, if any, to cure a default on an executory contract or unexpired lease that is assumed pursuant to section 365 of the Bankruptcy Code, (iii) cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtor in the ordinary course of business arising on or after the Petition Date, (iv) compensation or reimbursement of expenses of Professionals arising on or after the Petition Date, to the extent allowed by the Bankruptcy Court under section 330(a) or section 331 of the Bankruptcy Code, (v) substantial contribution claims pursuant to section 503(b)(3) or (4) of the Bankruptcy Code; (vi) Allowed Claims that are entitled to be treated as Administrative Expense Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2) of the Bankruptcy Code, and (vii) fees or charges assessed against the Debtor’s Estate under section 1930 of title 28 of the United States Code.

1.2.2     Administrative Expense Claims Bar Date means the date set by the Bankruptcy Court by entry of the Order [ECF 625] establishing the Administrative Claims Bar Date as 30 days after service of the Notice of Administrative Expense Claims Bar Date by the Debtor or the Liquidating Trustee. Such date shall be the last day for Filing all requests for payment of Administrative Expense Claims.

1.2.3     Affiliate shall have the meaning as set forth in section 101(2) of the Bankruptcy Code.

1.2.4     Allowed Class [ ] Claim or Allowed Class [ ] Interest means an Allowed Claim or Allowed Interest in the particular category or Class identified.

1.2.5     Allowed Claim or Allowed Interest means a Claim against or Interest in the Debtor or any portion thereof (a) that has been allowed by a Final Order, or (b) as to which, on or by the Effective Date, (i) no proof of Claim or Interest has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of such Claim is Scheduled, other than at zero, in an unknown amount, or as disputed, or (c) for which a proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (i) no Objection to its allowance has been filed in accordance with Article 7 of this Plan or the Bankruptcy Code within the applicable periods of limitation fixed by the Plan the Bankruptcy Code, or (ii) any Objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

1.2.6     Asset Purchase Agreement means the Asset Purchase Agreement dated as of July 29, 2011, by and among, Audiology Distribution, LLC, or its permitted assigns, as Purchaser, Siemens Hearing Instruments, Inc., and HearUSA, Inc., and Auxiliary Health Benefits Corporation (“Auxiliary”), as Sellers.

1.2.7     Assets means all legal or equitable pre-petition and post-petition interests of the Debtor in any and all real or personal property of any nature, including any real estate, buildings, structures, improvements, privileges, rights, casements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, tax refunds, cash, deposit accounts, reserves, deposits, equity interests, contractual rights, intellectual property rights, claims, causes of actions, assumed executory contracts and unexpired leases, other general intangibles, and the proceeds, products, offspring, rents or profits thereof.

1.2.8     Assumed Contracts means each contract assumed by the Debtor and assigned to the Purchaser pursuant to the terms of the Sale Order and the Asset Purchase Agreement, as provided in Section 2.1(p) to the Asset Purchase Agreement.

1.2.9     Assumed Liabilities means those liabilities of the Debtor assumed by the Purchaser pursuant to Section 2.3 of the Asset Purchase Agreement and the Sale Order.

1.2.10         Avoidance Actions means any and all causes of action which a trustee, debtor-in-possession, the estate or other appropriate party in interest may assert under sections 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code (other than those which are released or dismissed as part of and pursuant to the Plan), including the Debtor’s rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other direct or indirect claim of any kind whatsoever, whenever and wherever arising or asserted.

1.2.11         Bankruptcy Code means title 11 of the United States Code, as in effect on the Petition Date and as thereafter amended, as applicable in the Chapter 11 Case.

1.2.12         Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Florida.

1.2.13         Bankruptcy Rules means (a) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under Section 2075 of title 28 of the United States Code, (b) the Federal Rules of Civil Procedure, as amended and promulgated under Section 2072 of title 28 of the United States Code, (c) the Local Rules of the United States Bankruptcy Court for the Southern District of Florida and the guidelines and requirements of the Office of the United States Trustee, and (d) any standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto to the extent applicable to this Chapter 11 Case or proceedings herein, as the case may be.

1.2.14         Bar Date means September 15, 2011 for all creditors — the date established by the Bankruptcy Court [ECF 65] as the deadline for all creditors and other than Governmental Units, to file and serve all proofs of claims against the Debtor in this Chapter 11 Case. The Court dispensed with all requirements for Interest Holders to file proofs of interests. [ECF 491].

1.2.15         Bar Date for Governmental Unit Claims means November 14, 2011 — the date established by the Bankruptcy Court [ECF 65] as the deadline for Governmental Units (as defined by the Bankruptcy Code) to file and serve all proofs of claim against the Debtor in this Chapter 11 Case, including, without limitation, claims for Taxes.

1.2.16         Beneficial Holder means the entity holding the beneficial interest in a Claim or Interest.

1.2.17         Beneficial Interest means the a right to receive a distribution from the Liquidating Trust on account of Class 5 Allowed Common Equity Interests in the Debtor.

1.2.18         Bidding Procedures Order means the Order (A) Approving Competitive Bidding and Sale Procedures; (B) Approving Form and Manner of Notices; (C) Approving Asset Purchase Agreement; (D) Scheduling Dates to Conduct Auction and Hearing to Consider Final Approval of Sale, Including Treatment of Executory Contracts and Unexpired Leases; (E) Authorizing Sale of Substantially All the Debtor Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; and (F) Granting Related Relief [ECF.132], and the Supplemental Order (A) Approving Competitive Bidding and Sale Procedures; (B) Approving Form and Manner of Notices; (C) Approving Asset Purchase Agreement; (D) Scheduling Dates to Conduct Auction and Hearing to Consider Final Approval of Sale, Including Treatment of Executory Contracts and Unexpired Leases; (E) Authorizing Sale of Substantially All the Debtor Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; and (F) Granting Related Relief [ECF 230].

1.2.19         Business Day means any day other than a Saturday, Sunday or a “legal holiday” (as such term is defined in Federal Bankruptcy Rule 9006(a)).

1.2.20         Cash means legal tender accepted in the United States of America for the payment of public and private debts, currently denominated in United States Dollars.

1.2.21         Causes of Action means any and all actions, claims, rights, defenses, third-party claims, damages, executions, demands, crossclaims, counterclaims, suits, causes of action, choses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, accounts receivable, notes receivable and claims whatsoever, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, uncontingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, owned by or accruing to the Debtor.

1.2.22         Celestial means Celestial Asset Holdings LLC.

1.2.23         Chapter 11 Case means the chapter 11 case of the Debtor pending before the Bankruptcy Court for the Southern District of Florida under the Case No. 11-23341-BKC-EPK.

1.2.24         Claim means a right of a Creditor against the Debtor, whether or not asserted or allowed, of the type described in Bankruptcy Code section 101(5), as construed by Bankruptcy Code section 102(2).

1.2.25         Class means a group of Claims or Interests as classified in a particular class under the Plan pursuant to Bankruptcy Code section 1122.

1.2.26         Closing means the closing of the purchase and sale of the Purchased Assets and the Transferred Equity Interests, the delivery of the purchase price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by the Asset Purchase Agreement as approved in the Sale Order.

1.2.27         Committees means the Creditors’ Committee and the Equity Committee.

1.2.28         Confirmation Date means the date on which the Bankruptcy Court enters the Confirmation Order on its docket.

1.2.29         Confirmation Hearing means the duly noticed hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to Bankruptcy Code section 1128, including any continuances thereof.

1.2.30         Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, as such order may be amended, modified or supplemented.

1.2.31         Credit Bid means, the portion of the amount of $30,740,066.00 Siemens was permitted to use as a credit during the Sale as set forth in Section 3.1(a)(v) of the Asset Purchase Agreement as set forth in the Sale Order.

1.2.32         Creditors’ Committee means the committee appointed by the United States Trustee as evidenced by the Notice filed on the record in this Chapter 11 Case at ECF 78, as amended by ECF 123, pursuant to 11 U.S.C. § 1102(a) consisting of creditors holding unsecured claims.

1.2.33         Creditor means any Entity who holds a Claim against the Debtor.

1.2.34         D&O Claims shall mean the Claims or Causes of Action against the Debtor’s former officers and directors.

1.2.35         D&O Parties shall mean any of the Debtor’s pre-petition officers and directors that were officers or directors of the Debtor within four years of the Petition Date.

1.2.36         D & O Policies means the Debtor’s insurance policies with XL Speciality with a policy number ending in the last four digits 7644, Liberty Mutual with a policy number ending in the last four digits 9003, and Illinois Union with a policy number ending in the last four digits 2382; along with that certain Executive Risk policy with a policy number ending in the last four digits 7354.

1.2.37         Debtor means HearUSA, Inc. (n/k/a HUSA Liquidating Corporation), including in its capacity as debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

1.2.38         Debtor’s Professionals means Development Specialists, Inc. as restructuring advisors and Joseph J. Luzinski as Chief Restructuring Officer, and the law firm of Bryan Cave, LLP, as special corporate, securities, and litigation counsel for the Debtor, claims information provided by Trustee Services, Inc. (“TSI”), the official claims agent, and legal analysis by Berger Singerman LLP (“Berger Singerman”), counsel for the Debtor.

1.2.39         DIP Facility means the post-petition credit facility provided for under that certain Credit and Security Agreement dated May 16, 2011 by and among the Debtor, as the Borrower, and the DIP Lender, as approved in the DIP Loan Order.

1.2.40         DIP Lender means William Demant Holding A/S.

1.2.41         DIP Loan Order means the Final Order (1) Authorizing Post Petition Financing; (2) Authorizing the Use of Cash Collateral; (3) Granting Security Interests and Superpriority Claims; (4) Providing Adequate Protection; and (5) Granting Related Relief [ECF 122]

1.2.42         Disallowed means, with respect to any Claim or Interest or portion thereof, any Claim against or Interest in the Debtor which (i) has been disallowed, in whole or part, by a Final Order of the Bankruptcy Court, (ii) has been withdrawn by agreement of the Debtor and the Holder thereof, in whole or in part, (iii) has been withdrawn, in whole or in part, by the Holder thereof; (iv) if listed in the Schedules as zero or as Disputed, contingent or unliquidated and in respect of which a Proof of Claim that has not been timely Filed or deemed timely Filed pursuant to the Plan, the Bankruptcy Code or any Final Order of the Bankruptcy Court or other applicable bankruptcy law, (v) has been reclassified, expunged, subordinated or estimated to the extent that such reclassification, expungement, subordination or estimation results in a reduction in the Filed amount of any Proof of Claim, or (vi) is deemed to be Filed under applicable law or order of the Bankruptcy Court or which is required to be Filed by order of the Bankruptcy Court but as to which such Proof of Claim was not timely or properly Filed. In each case a Disallowed Claim or Disallowed Interest is disallowed only to the extent of disallowance, withdrawal, reclassification, expungement, subordination or estimation.

1.2.43         Disallowed Claim means a Claim, or any portion thereof, that is Disallowed.

1.2.44         Disallowed Interest means an Interest, or any portion thereof, that is Disallowed.

1.2.45         Disbursing Agent means any entity or individual authorized to make Distributions by the Debtor prior to the Effective Date, or by the Liquidating Trustee on or after the Effective Date.

1.2.46         Disclosure Statement means that certain written disclosure statement that relates to this Plan as filed in the Chapter 11 Case by the Debtor, including the schedules and exhibits attached thereto, as it may be amended, modified or supplemented from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.2.47         Distribution means each distribution of Cash to Holders of Allowed Claims or Interests pursuant to and under the terms of this Plan by the Debtor prior to the Effective Date or by the Liquidating Trustee on or after the Effective Date.

1.2.48         Distribution Date means the date or dates on which a Holder of an Allowed Claim or Allowed Interest shall receive a distribution of Property under the terms of the Plan.

1.2.49         Distribution Record Date for all Holders of Allowed Claims and Interests shall be May 14, 2012.

1.2.50         Effective Date means the date selected by the Debtor that is 30 days after entry of the Confirmation Order and all conditions to the Effective Date set forth in Article 10 of the Plan have been satisfied or, if waivable, waived.

1.2.51         Equity Committee the committee appointed by the United States Trustee as evidenced by the Notice filed on the record in this Chapter 11 Case at ECF 183, pursuant to 11 U.S.C. § 1102(a) consisting of equity security Holders.

1.2.52         Entity means an entity as defined in section 101(15) of the Bankruptcy Code.

1.2.53         Estate means, the estate that was created by the commencement by the Debtor of its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code, and shall be deemed to include, without limitation, any and all rights, powers, and privileges and Causes of Action of the Debtor and any and all Assets and interests in property, whether real, personal or mixed, rights, Causes of Action, Litigation Claims, avoidance powers or extensions of time that the Debtor or the estate shall have had as of the Petition Date, or which the Estate acquired after the commencement of the Chapter 11 Case, whether by virtue of sections 541, 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code.

1.2.54         Excluded Assets means those assets of the Debtor not included in the Purchased Assets, including Avoidance Actions.

1.2.55         Excluded Liabilities means those liabilities of the Debtor not included in the Assumed Liabilities.

1.2.56         Fee Order Order Granting Debtor’s Motion For Order Establishing Procedures For Monthly and Interim Compensation and Reimbursement of Expenses for Professionals [ECF 50].

1.2.57         File, Filing or Filed means file, filing or filed with the Bankruptcy Court in this Chapter 11 Case.

1.2.58         Final Decree means the final decree entered by the Bankruptcy Court after the Effective Date and pursuant to section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022.

1.2.59         Final Distribution means the Distribution described in Section 4.1.3(A) hereof.

1.2.60         Final Distribution Date means the date upon which the Final Distribution is made. The Final Distribution Date shall be a date determined by the Liquidating Trustee.

1.2.61         Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing has been denied or resulted in no modification of such order, provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be Filed with respect to such order, shall not cause such order not to be a Final Order.

1.2.62         General Unsecured Claim means all Unsecured Claims against the Debtor.

1.2.63         Governmental Unit shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

1.2.64         Holder means the legal or Beneficial Holder of a Claim or Interest (and, when used in conjunction with a Class or type of Claim or Interest, means a Holder of a Claim or Interest in such Class or of such type).

1.2.65         Impaired shall have the meaning ascribed to it in Bankruptcy Code section 1124 when used with reference to a Claim or an Interest.

1.2.66         Initial Distribution means the Distribution to be made by the Liquidating Trustee, on a Distribution Date that is as soon as practicable after the Effective Date, and not later than 30 days after the Effective Date.

1.2.67         Interests means any and all equity interests, ownership interests or shares in the Debtor and issued by the Debtor prior to the Petition Date (including, without limitation, all capital stock, stock certificates, common stock, preferred stock, partnership interests, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtor, partnership interests in the Debtor stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtor or obligating the Debtor to issue, transfer or sell any shares of capital stock) whether or not certificated, transferable, voting or denominated “stock” or a similar security.

1.2.68         IRC means the Internal Revenue Code of 1986, as amended from time to time.

1.2.69         Lien means a charge against, interest in or other encumbrance upon property to secure payment of a debt or performance of an obligation.

1.2.70         Litigation Claims means any and all Causes of Action of the Debtor, the Creditors’ Committee, the Equity Committee, or any other party-in-interest, in law, equity, or otherwise, which are owned or held by, or have accrued to, the Debtor or the Estate, whether arising before or after the Petition Date, which were not otherwise included as part of the Purchased Assets that to the Purchaser, including without limitation, those which are: (i) property of the Estate; (ii) for subrogation and contribution; (iii) for turnover; (iv) Avoidance Actions; (v) to determine the extent, validity, and priority of liens and encumbrances; (vi) for surcharge under Section 506(c) of the Bankruptcy Code; (vii) for subordination under Section 510 of the Bankruptcy Code or otherwise Objections or challenges to the validity of any Claims or Interests in any respect (including, without limitation, as to amount, status, priority and whether asserted in an adversary proceeding or not); (viii) related to or arising under federal or state securities laws; (ix) direct or derivative claims or causes of action of any type or kind; (x) for professional malpractice against professionals employed by the Debtor; (xi) D&O Claims against D&O Parties – including without limitation Claims and Causes of Action against any and all current and/or former officers and directors of the Debtor, including for breach of fiduciary duty; (xii) under and pursuant to any policies of insurance, including for bad faith, maintained by the Debtor, including without limitation, the D&O Policies; (xiii) for theft of corporate opportunity; (xiv) for collection on accounts, accounts receivables, loans, notes receivables or other rights to payment; (xv) for the right to seek a determination by the Bankruptcy Court of any tax, fine, or penalty relating to a tax, or any addition to a tax, under Section 505 of the Bankruptcy Code; (xvi) any antitrust claims to the extent not otherwise set forth above; and (xvii) to the extent not otherwise described above, the Unencumbered Assets. The Litigation Claims (other than the Avoidance Actions) are comprised of, without limitation (and without in any way (i) implying that additional Litigation Claims do not exist or (ii) prejudicing the Debtor (before the Effective Date), the Creditors’ Committee, the Equity Committee (before the Effective Date), or the Liquidating Trustee’s (on or after the Effective Date), right to pursue, prosecute or otherwise liquidate such Litigation Claims) those Causes of Action identified on Schedule A hereto which shall be construed to merely identify and preserve potential Causes of Action, and shall neither be deemed to be a reflection of whether the Debtor or Liquidating Trustee will file suit to recover under such Cause of Action nor whether the Causes of Action have ultimate viability.

1.2.71         Liquidating Trust means that certain irrevocable trust created and established pursuant to the Plan for the benefit of Holders of Allowed Claims and Allowed Interests against the Debtor, into which the Liquidating Trust Assets shall be transferred and vested on the Effective Date for all purposes under the Plan.

1.2.72         Liquidating Trust Advisory Board means the advisory board described in Section 12.2 of the Liquidating Trust Agreement, and Section 5.3.4 of this Plan.

1.2.73         Liquidating Trust Agreement means that certain Liquidating Trust Agreement, the form of which is attached hereto as Exhibit 1 to this Plan, and which sets forth the terms and conditions of the Liquidating Trust, as well as the duties and responsibilities of the Liquidating Trustee, which agreement is substantially in the form attached as Exhibit 1 hereto. The final version of the Liquidating Trust Agreement shall be filed prior to the Confirmation Hearing, and its terms shall be treated as if comprising the terms of this Plan.

1.2.74         Liquidating Trust Assets means all Assets of the Estate, which Liquidating Trust Assets are proposed to be transferred to and vested in the Liquidating Trust under and in accordance with the terms of the Plan on the Effective Date or as soon thereafter as is practicable. After Distributions contemplated herein by the Debtor as Disbursing Agent, the Liquidating Trust Assets shall include all Assets and belongings of the Debtor not previously sold to Purchaser, including all Assets as may have been created by virtue of the Bankruptcy Code, and expressly includes all Post Confirmation Debtor Assets, all Unencumbered Assets, all Assets of the Committees in this Chapter 11 Case, as well as all other Causes of Action, all Litigation Claims, and the rights to prosecute, enforce and settle same.

1.2.75         Liquidating Trust Beneficiaries means the Holders of Allowed Class 5 Interests in the Estate as defined in and provided for in the Plan, that have not been redeemed as of the Effective Date, and the Holder of any Unresolved Claim provided for in the Unresolved Claims Reserve.

1.2.76         Liquidating Trustee means Joseph J. Luzinski, individually, the Liquidating Trustee named to administer the Liquidating Trust, and all successor Liquidating Trustees.

1.2.77         Managed Care Order means the Order Granting Debtor’s Emergency Motion for Authorization to Pay Managed Care Providers and Perform Managed Care Contracts in the Ordinary Course of Business [ECF 53].

1.2.78         Objection means any objection, application, motion, complaint or any other legal proceeding seeking, in whole or in part, to Disallow, determine, liquidate, classify, reclassify or establish the priority, expunge, subordinate or estimate any Claim (including the resolution of any request for payment of any Administrative Expense Claim) or Interest.

1.2.79         Option Holder means those directors, former employees and other Persons who hold options to acquire the Debtors’ stock at certain prices and upon certain conditions as set forth in the Debtors’ 2002 Flexible Stock Plan and the Amended and Restated 2007 Incentive Compensation Plan.

1.2.80         Other Priority Claim means any Claim of a Creditor to the extent such Claim is entitled to priority pursuant to Bankruptcy Code section 507(a)(3), (a)(4), (a)(5), (a)(6), (a)(7), (a)(9), or (a)(10) other than a Priority Tax Claim.

1.2.81         Pendency Interest means payment of interest at the applicable legal rate from and after the Petition Date on any Allowed Claim to be paid pursuant to this Plan [The Applicable Legal Rate And Entitlement To Pendency Interest Is The Subject Of Continued Negotiations By The Debtor, The Creditors’ Committee, And The Equity Committee].

1.2.82         Person means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a joint venture, an unincorporated organization, or a Governmental Unit.

1.2.83         Petition Date means May 16, 2011.

1.2.84         Plan means this plan of liquidation of HUSA and all exhibits annexed hereto or referenced herein, as it may be amended, modified or supplemented from time to time in accordance with the provisions of the Plan or the Bankruptcy Code and Bankruptcy Rules.

1.2.85         Post Confirmation Debtor Assets means all property of the Debtor as of the Confirmation Date (excluding Purchased Assets and Transferred Equity Interests sold to Purchaser pursuant to the Sale Order and Asset Purchase Agreement), including, without limitation, the Excluded Assets, all Causes of Action, and Litigation Claims.

1.2.86         Post Confirmation Professionals means any persons retained by the Liquidating Trustee on or after the Effective Date to effectuate the purposes of the Liquidating Trust.

1.2.87         Priority Tax Claim means any Claim entitled to priority pursuant to Bankruptcy Code section 507(a)(8).

1.2.88         Professional means any Entity or Person who whose engagement and services in this Chapter 11 Case have been approved by the Bankruptcy Court..

1.2.89         Professional Claim means a Claim of a Professional retained in the Chapter 11 Case by the Debtor or the Committees pursuant to a Final Order in accordance with sections 327 or 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of actual and necessary costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date, and any compensation requested by any Professional or other Entity for making a substantial contribution in the Chapter 11 Case pursuant to 503(b)(4) of the Bankruptcy Code.

1.2.90         Professional Expense Escrow means the funds set aside by the DIP Lender for payment of Professionals employed in this Chapter 11 Case, to be held in a segregated trust account by Berger Singerman LLP.

1.2.91         Proof of Claim means any proof of Claim Filed with the Bankruptcy Court with respect to the Debtor pursuant to Bankruptcy Rules 3001 or 3002.

1.2.92         Purchased Assets shall mean substantially all of the Debtor’s assets as described in the Asset Purchase Agreement.

1.2.93         Purchaser shall mean Audiology Distribution, LLC, an affiliate entity of Siemens Hearing Instruments, Inc., formed for the purpose of acquiring substantially all of the Debtor’s assets.

1.2.94         Record Date for purposes of notice to all Holders of Allowed Claims and Allowed Interests shall be March 19, 2012.

1.2.95         Released Parties is used only in Section 13.6 of this Plan, and shall mean the Debtor, the Creditors’ Committee, the Equity Committee, the DIP Lender, the Purchaser, each advisor of the Debtor, the Creditors’ Committee, the Equity Committee, the DIP Lender, and the Purchaser, and each of their respective officers, directors, members, employees, representatives, counsel, advisors, agents, parents, subsidiaries, and affiliates, and each of their respective successors and assigns.

1.2.96         Rejection Claim means a Claim for damages resulting from the rejection of an executory contract by the Debtor pursuant to Section 8.2 of the Plan.

1.2.97         Sale Order means the Order (A) Authorizing the Sale of Substantially All of the Debtors Assets Free and Clear of Liens, Claims, Encumbrances and Other Interests; (B) Authorizing and Approving the Asset Purchase Agreement Including Treatment of Executory Contracts and Unexpired Leases; and (C) Granting Related Relief [ECF 406].

1.2.98         Scheduled means as set forth on the Schedules.

1.2.99         Schedules means the Schedules of Assets and Liabilities and Statement of Financial Affairs filed by the Debtor in accordance with Bankruptcy Code section 521 and Federal Bankruptcy Rule 1007, as the same may be amended from time to time prior to the Effective Date in accordance with Federal Bankruptcy Rule 1009.

1.2.100 Siemens means Siemens Hearing Instruments, Inc.

1.2.101 Siemens Settlement means the settlement provided for in Section 5.3.1 of the Plan.

1.2.102 Taxes means all income, gaming, franchise, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, or governmental charges, together with any interest, penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign governmental authority on or from the Debtor.

1.2.103 Transferred Equity Interests shall mean certain equity interests in Auxiliary Health Benefits Corporation, a non-Debtor affiliate of the Debtor, as described in the Asset Purchase Agreement.

1.2.104 U. S. Trustee means the Office of the United States Trustee.

1.2.105 Unencumbered Assets means Asset that is not encumbered by the lien of a secured creditor.

1.2.106 Unresolved means with respect to a Claim or Interest, any Claim or Interest that has not been Allowed by a Final Order as to which (a) a Proof of Claim or Interest has been Filed with the Bankruptcy Court, or is deemed Filed under applicable law or order of the Bankruptcy Court, and (b) an Objection to such Claim or Interest has been or may be timely Filed or deemed Filed under applicable law by the Debtor or any other party in interest and any such Objection has not been (i) withdrawn, (ii) overruled or denied by a Final Order or (iii) granted by a Final Order. For purposes of the Plan, a Claim or Interest that has not been Allowed by a Final Order shall be considered an Unresolved Claim or Interest, whether or not an Objection has been or may be timely Filed, to the extent (A) the amount of the Claim or Interest specified in the Proof of Claim or Interest exceeds the amount of any corresponding Claim or Interest in the Schedules, (B) the classification of the Claim or Interest specified in the Proof of Claim or Interest differs from the classification of any corresponding Claim or Interest listed in the Schedules, (C) any corresponding Claim or Interest has been listed in the Schedules as zero or as Disputed, contingent or unliquidated, (D) no corresponding Claim or Interest has been listed in the Schedules or (E) such Claim or Interest is reflected as zero or as unliquidated or contingent in the Proof of Claim or Interest Filed in respect thereof.

1.2.107 Unresolved Claim means a Claim, or any portion thereof, that is Unresolved.

1.2.108 Unimpaired means any Claim or Interest that is not Impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.2.109 Unsecured Claim means any Claim against the Debtor, excluding Administrative Expense Claims, Secured Claims, Priority Tax Claims and Interests.

1.2.110 Unresolved Claims Reserve means Cash that shall be funded into the Liquidating Trust in accordance with Section 7.1 of this Plan in an amount sufficient to pay in full the Holders of any Unresolved Claims that have not been finally resolved as of the Effective Date, including, but not limited to the following: (i) in the event the Siemens Settlement provided for in Section 5.3.1 of the Plan is not approved prior to the Effective Date, the full amount of Siemens Disputed Claim shall be reserved, and shall be paid in such amount as Allowed after a final adjudication, (ii) in the event the settlement with the Debtor’s Senior Management as provided for in Section 5.3.2 of the Plan is not approved prior to the Effective Date, the Senior Management Claims shall be paid in such amount as Allowed after a final adjudication from a reserve to be established in the amount of $3,928,615.10; (iii) any rejection damages claim by Celestial shall be paid in full to the extent Allowed from a reserve to be established in the amount of $500,000; and (iv) any remaining Tax Claims to the extent allowed shall be paid from a reserve to be established in the amount of $5 million.

1.2.111 Wind Down Budget means the budget prepared by the Debtor and the DIP Lender listing the expected Wind Down Costs, which Wind Down Budget is attached as Exhibit 2 to the Plan.

1.2.112 Wind Down Costs means all costs and expenses incurred in implementation of this Plan, as further delineated in the Wind Down Budget attached as Exhibit 2 hereto, including payment of the Liquidating Trustee and Post Confirmation Professionals, payment of Allowed Claims and Interests and Unresolved Claims pursuant to the Plan and Liquidating Trust Agreement.

1.2.113 Wind Down Expense Reserve means all remaining funds in the Professional Expense Escrow on the Effective Date, if any, and any funds, other than the Unresolved Claims Reserve, retained by the Liquidating Trustee with the consent of the Equity Committee (which consent shall not be unreasonably withheld), and not distributed through the Initial Distribution, which funds shall be used to pay the Wind Down Costs pursuant to the Wind Down Budget.

1.3        Rules of Interpretation.

A.                    In the event of an inconsistency; (a) the provisions of the Plan shall control over the contents of the Disclosure Statement; and (b) the provisions of the Confirmation Order shall control over the contents of the Plan.

B.                    For the purposes of the Plan:

(1)    any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms or conditions that is material to a party to such document shall not be modified without such party’s consent unless such document expressly provides otherwise;

(2)    any reference in the Plan to an existing document, exhibit or schedule Filed or to be Filed means such document, exhibit or Plan schedule, as it may have been or may be amended, modified or supplemented as of the Effective Date;

(3)    unless otherwise specified, all references in the Plan to “Sections,” “Articles,” “Exhibits” and “Plan Schedules” are references to Sections, Articles, Exhibits and Plan Schedules of or to the Plan;

(4)    the words “herein,” hereof,” “hereto,” “thereunder” and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan;

(5)    captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be part of or to affect interpretations of the Plan; and

(6)    the word “including” means “including without limitation.”

C.                     Whenever a distribution of property is required to be made on a particular date, the distribution shall be made on such date or as soon as reasonably practicable thereafter.

D.                    All Exhibits to the Plan are incorporated into the Plan and shall be deemed to be included in the Plan, regardless of when they are Filed.

E.                     Subject to the provisions of any contract, certificate, bylaws, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.

F.                     This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtor and certain Creditors and Interest Holders. Each of the foregoing was represented by counsel who either (a) participated in the formulation and documentation of or (b) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as "contra proferentum" shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, any of the Plan Exhibits, or any contract, instrument, release, indenture, or other agreement or document generated in connection herewith.

1.4     Computation of Time. In computing any period of time prescribed by or allowed by the Plan, unless otherwise expressly provided, the provisions of Federal Bankruptcy Rule 9006(a) shall apply.

ARTICLE 2

TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, PRIORITY TAX CLAIMS AND STATUTORY FEES

2.1     Administrative Expense Claims. Each Holder of an Allowed Administrative Expense Claim shall receive on account of the Allowed Administrative Expense Claim and in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Expense Claim, Cash equal to the unpaid portion of such Allowed Administrative Expense Claim, as soon as practicable upon the earlier to occur of (i) the Effective Date or (ii) ten (10) Business Days after the entry of a Final Order allowing such Administrative Expense Claim. Provided, however, that Administrative Expense Claims with respect to liabilities incurred by the Debtor in the ordinary course of business, if any, during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreement or course of dealing relating thereto. Administrative Expense Claims are Unimpaired.

2.2     Statutory Fees. On or before the Effective Date, all fees due and payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in full, in Cash. The Debtor shall file all monthly operating reports and will pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. § 1930(a)(6) through the date of Confirmation for pre-confirmation periods. Post confirmation, the Liquidating Trustee will pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. § 1930(a)(6) based upon all disbursements from the Liquidating Trustee within the time period set forth in 28 U.S.C. § 1930(a)(6), until the earlier of the closing of this case by the issuance of a Final Decree by the Court, or upon the entry of an Order by this Court dismissing this case or converting this case to another chapter under the United States Bankrutcy Code. Furthermore, the Liquidating Trustee will timely file with the Court on a calendar quarterly basis the Post Confirmation Operating Report for the relevant time periods.

2.3     Professional Claims. On or prior to the date established by the Bankruptcy Court as the Claims Bar Date for professional claimants (the “Professional Administrative Claims Bar Date”), each Professional shall File with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Professional Administrative Claims Bar Date. Within ten (10) days after entry of a Final Order with respect to its final fee application, the Liquidating Trustee shall pay the Allowed Claims of each Professional from the Wind Down Expense Reserve.

2.4     Priority Tax Claims. With respect to each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, payment in full in Cash on the Effective Date or as soon thereafter as is practicable in recognition of the applicable claims resolution process set forth herein. Proof of Priority Tax Claims must be filed by the Bar Date for Governmental Unit Claims. Priority Tax Claims are Unimpaired.

2.5     Deadline for Filing Administrative Expense Claims.

2.5.1     Administrative Expense Claims Other Than Tax Claims and Professional Claims. Other than with respect to (i) Professional Claims for which the Bankruptcy Court will have established the Professional Administrative Claims Bar Date, and (ii) Tax Claims addressed in Section 2.5.2 below, any and all requests for payment or proofs of Administrative Expense Claims must be Filed by the Administrative Claims Bar Date established by the Bankruptcy Court as 30 days from service of the Notice of Administrative Claims Bar Date [ECF 625], or otherwise will be forever barred from asserting such Claims against the Debtor, the Estate, the Liquidating Trust, the Liquidating Trustee, any other Person or Entity, or any of their respective property.

2.5.2     Tax Claims. All requests for payment of Claims by a Governmental Unit (as defined in Bankruptcy Code section 101(27)) for Taxes (and for interest and/or penalties or other amounts related to such Taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, must be filed by the Bar Date for Governmental Unit Claims. Any Holder of a Claim for Taxes that is required to File a request for payment of such Taxes and other amounts due related to such Taxes and which does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Claim against the Debtor, the Estate, or any other Entity, or their respective property, whether any such Claim is deemed to arise prior to, on, or subsequent to the Effective Date, and shall receive no distribution under the Plan or otherwise on account of such Claim.

ARTICLE 3

CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

3.1     General. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of the Classes of Claims and Interests in the Debtor. A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class. A Claim or Interest is also placed in a particular Class for purposes of receiving a distribution under the Plan, but only to the extent such Claim or Interest is an Allowed Claim or Interest and has not been paid, released, or otherwise settled prior to the Effective Date. Except as otherwise expressly set forth in this Plan including Article 7, a Claim or Interest which is not an Allowed Claim or Allowed Interest shall not receive any payments, rights, or distributions under this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Expense Claims of the kinds specified in section 507(a)(2) and Priority Tax Claims of the kinds specified in section 507(a)(8) of the Bankruptcy Code have not been classified and are treated as set forth in Article 2 above.

3.2     Classification. The following summary is for the convenience of all interested parties and is superseded for all purposes by the classification, description and treatment of Claims and Interests in Article 4 of the Plan.

3.2.1     Class 1: Siemens Secured Claim. Siemens’ Amended Claim [Claim No. 473-2], asserts a disputed secured claim of $1,361,524.73 as of September 15, 2011, plus unliquidated interest, fees, and costs asserted as accruing pursuant to the Credit Agreement after that date (as used herein, the “Siemens Disputed Claim”). The Plan proposes to allow and pay the Siemens Disputed Claim in the reduced amount of $300,000, cash, if the Siemens Settlement is approved and final prior to the Effective Date. In the event the Siemens Settlement is not approved and final by the Effective Date, Section 7.1 herein provides that sufficient funds will be reserved to pay Siemens Disputed Claim in full after final adjudication.

3.2.2     Class 2: Allowed Unsecured Priority Claims. Priority Claims that are entitled to priority under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims.

3.2.3     Class 3: Allowed General Unsecured Claims. Unsecured Claims not otherwise classified under Article 4.

3.2.4     Class 4: Preferred Equity Interests of the Debtor. Interests in respect of the Preferred Stock of the Debtor, including Interests and Claims relating to shares of the Series J Certificates, as defined in section 4.1.2(d).

3.2.5     Class 5: Common Equity Interests of the Debtor. Interests in the Debtor other than Interests in Class 4.

ARTICLE 4

IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN

4.1     Unimpaired Classes of Claims and Interests. All Classes of Claims and Interests, other than Class 5, are Unimpaired under the Plan.

4.1.1     Unclassified Claims. Administrative Claims, Priority Tax Claims, statutory fees, Professional Claims, and ordinary course liabilities, will be Unimpaired and paid in accordance with Article 2.

4.1.2     Unimpaired Classes of Claims and Interests. The following constitute Unimpaired Claims, and each Holder thereof is conclusively presumed to have accepted the Plan and is not entitled to vote on the Plan.

(a)          Class 1: Siemens Secured Claim. Pursuant to the Siemens Settlement provided for in Section 5.3.1 of this Plan, the Debtor has agreed to the allowance of Siemens Disputed Claim in the reduced amount of $300,000 (the “Siemens Secured Claim”), which shall be paid in cash on the Effective Date and include a limited release by the Debtor as set forth in Section 13.7 of this Plan. In the event the Siemens Settlement is not approved as of the Effective Date, the Unresolved Claims Reserve will be funded to provide for payment of the Siemens Disputed Claim to the extent Allowed, after a final adjudication of the Siemens Disputed Claim. Under either scenario, the Siemens Disputed Claims is Unimpaired.

(b)          Class 2: Allowed Unsecured Priority Claims. Except as otherwise agreed by the Holder of a Class 2 Allowed Unsecured Priority Claim and the Debtor, on the later of the Effective Date and the date on which the Claim is allowed, each Holder of an Allowed Claim in Class 2 will be entitled to receive in satisfaction of its Allowed Class 2 Claim Cash equal to the allowed amount of such Claim against the Debtor.

(c)          Class 3: Allowed General Unsecured Claims. Except as otherwise agreed by the Holder of a Class 3 General Unsecured Claim and the Debtor, on the later of the Effective Date and the date on which the Claim is allowed, each Holder of an Allowed Claim in Class 3 will be entitled to receive in satisfaction of its Allowed Class 3 Claim Cash equal to the allowed amount of such Claim against the Debtor, plus post-petition interest provided by contract, or if no contract exists, at the statutory rate provided by 28 U.S.C. § 1961, from the Petition Date through the date of the first Distribution under the Plan, plus Pendency Interest [The entitlement to Pendency Interest and the applicable legal rate is the subject of continued negotiations between the Debtor, the Creditors’ Committee, and the Equity Committee].

(d)          Class 4: Preferred Equity Interests of the Debtor. On or before the Effective Date, each Holder of an Allowed Interest in Class 4, will receive in full and final satisfaction of all Allowed Class 4 Claims and Interests, Cash equal to the appropriate redemption amount permitted and contemplated by the Series J Preferred Stock Certificate of Designations, Preferences and Rights. Unless satisfied earlier, on the Effective Date the Series J Preferred Stock shall be extinguished and shall no longer represent any interest in the capital stock of the Debtor, and shall represent only the right to receive a Distribution pursuant to the Plan.

4.1.3     Impaired Classes Deemed to Have Rejected the Plan. The following constitute Impaired Classes that have been deemed to reject the Plan.

(a)          Class 5: Common Equity Interests of the Debtor. On or after the Effective Date, each Holder of an Allowed Interest in Class 5 will receive a Beneficial Interest in the Liquidating Trust. On the Effective Date, all existing Interests in the Debtor shall be cancelled and extinguished. A Beneficial Interest shall entitle its Holder to receive its Pro Rata share of distribution from the Liquidating Trust only after payment in full of the Liquidating Trust’s Allowed Claims, and funding of the Wind Down Expense Reserve in an amount sufficient to pay the Wind Down Costs and an Unresolved Claims Reserve for payment of Unresolved Claims. It is anticipated that the Liquidating Trust will fund an Initial Distribution in Cash in partial satisfaction of all Beneficial Interests in the Liquidating Trust on or before the date that is 30 days after the Effective Date. A further and final distribution (the “Final Distribution”) will be made to Holders of Beneficial Interests at the time the Liquidating Trustee determines is appropriate in his sole discretion. Distributions will only be made to Record Holders as of the Distribution Record Date. Neither the Debtor nor the Liquidating Trustee as Disbursing Agent shall have an obligation to make any Person who was not a Record Holder as of the Distribution record Date. Class 5 Interests are impaired and entitled to vote to accept or reject the Plan; however, in order to minimize cost and expense and maximize the potential distribution to Class 5 Holders, the Debtor has sought to be excused from solicitation to Class 5 in the Plan Procedures Motion (ECF 658). Excusing voting for Class 5 will result in Class 5 being deemed to have rejected the Plan. Therefore, the Debtor will seek to confirm the Plan by resorting to and proving compliance with the requirements of Bankruptcy Code section 1129(b). Those directors and former employees and other Persons who have outstanding option(s) to acquire stock of the Debtor can exercise those options in accordance with 4.1.3(b) at any time on or before the Distribution Record Date.

(b)          Class 5: Option Interests in the Debtor. On or before the Distribution Record Date, each optionee (including certain former employees and the directors of the Debtor) who elects to exercise his or her option, must surrender such option in a “net exercise” transaction whereby the optionee will forfeit that number of shares of common stock subject to the option valued at the pro rata share value for each share of common stock to be distributed to common stockholders under the Plan in payment of the exercise price for that remaining number of shares subject to the option for which the optionee may exercise the option, and receive a Beneficial Interest in the Liquidating Trust for each such share of common stock received as a result of the “net exercise”, and thereafter receive the Initial Distribution in cash in partial satisfaction of that Beneficial Interest in the Liquidating Trust and then a Final Distribution in the same manner as the Common Equity Interest Holders described above in Section 4.1.3(a).

4.1.4     Impaired Classes Entitled to Vote. No Classes are impaired and entitled to Vote to accept or reject the Plan.

ARTICLE 5

MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

5.1     Execution of Liquidating Trust Agreement. On or before the Effective Date, the Liquidating Trust Agreement shall be executed by the Debtor and the Liquidating Trustee with the consent of the Creditors’ Committee, and the Equity Committee (which consent shall not be unreasonably withheld), and all other necessary steps shall be taken to establish the Liquidating Trust which shall be for the benefit of the Liquidating Trust Beneficiaries, as provided in Section 4.1.3 of the Plan, whether or not they have Allowed Claims or Allowed Interests on or after the Effective Date. In the event that any conflict between the terms of this Section and the terms of the applicable Liquidating Trust Agreement, the terms of this Section shall govern. The Liquidating Trust Agreement may provide powers, duties, and authorities in addition to those explicitly stated herein, but only to the extent that such powers, duties, and authorities do not affect the status of the Liquidating Trust as a “liquidating trust” for United States federal income tax purposes.

5.2     Dissolution. On and as of the Effective Date, but after the execution of the Liquidating Trust Agreement, and at the discretion of the Liquidating Trustee, the Debtor shall be dissolved without any further court or corporate action, including the filing of any documents with the Secretary of State for any state in which Debtor is incorporated or any other jurisdiction; provided, however, that the Liquidating Trustee shall have authority to take whatever action is necessary to dissolve the Debtor, or keep the Debtor in existence for any reason the Liquidating Trustee deems appropriate in accordance with carrying out the provisions of the Plan.

5.3         Approval and Implementation of Various Settlements

5.3.1     Settlement of the Class 1: Siemens Secured Claim.

As of the Petition Date, Siemens asserts that the Debtor was indebted to Siemens in the principal amount of $31,334,965.73, plus other amounts accruing pursuant to the Credit Agreement, including interest, fees, and costs, subject in all respects to defenses HUSA has in respect of the amounts Siemens claims are due to it from HUSA and other affirmative claims HUSA has against Siemens. At the Closing of the Sale, $30,740,066.00 of the indebtedness due Siemens was applied without objection as a credit by the Purchaser. On September 15, 2011, Siemens filed an amended Claim [ECF 473-2] asserting the remaining amount due Siemens is $1,361,524.73 as of September 15, 2011, plus additional interest, fees, and charges incurred after that date, all of which the Debtor disputes (the “Siemens Disputed Claim”). The Siemens Disputed Claim is secured by the remaining proceeds of the Sale, and constitutes the only Claim in Class 1 of this Plan.

As permitted by 11 U.S.C. §1123(b)(3), the Debtor and Siemens have agreed to the terms of a proposed settlement of the Siemens Disputed Claim under this Plan. Pursuant to the proposed settlement, Siemens shall be entitled to receive on the Effective Date, $300,000 cash in full satisfaction of the Siemens Disputed Claim, and any and all claims it may have against the Debtor. Additionally, the Debtor and Siemens will exchange limited releases of any and all claims each may have against the other as set forth in Section 13.7 of the Plan. In the event that the Siemens Settlement is not approved, the full amount of the Siemens Disputed Claim will be funded into the Unresolved Claims Reserve, as set forth in Section 7.1(a) of the Plan, and remain subject to Allowance and final adjudication.

5.3.2     Settlement of the Senior Management Claims.

The Class 3 General Unsecured Claims of the Debtor include filed Claims of eight of the Debtor’s former employees (the “Senior Management Claimants”), in the aggregate filed amount of $3,928,615.10, relating to the post-petition termination of their employment (the “Senior Management Claims”) [Claim Nos. 622, 624, 626, 745, 747, 749, 750, and 752]. In full satisfaction of the Senior Management Claims, the Debtor has reached an agreement in principle for resolution of the Senior Management Claims pursuant to which on the Effective Date $1,175,000 (the “SMC Claim Settlement Amount”) will be paid to an escrow account to be established and held by the law firm of Rice Pugatch Robinson Schiller, P.A. The Senior Management Claimants have agreed to allocate the Allowed SMC Claim Settlement Amount amongst themselves. In exchange for the agreement to pay the SMC Claim Settlement Amount in full satisfaction of the Senior Management Claims, the Senior Management Claimants have agreed to a full release of the Debtor and the Estate; provided, however, that Senior Management Claimants shall be permitted to participate in any exercise of any stock options as otherwise permitted in this Plan or by Order of the Bankruptcy Court any time prior to the Effective Date (the foregoing, the “SMC Settlement”). If the proposed SMC Settlement is not approved at confirmation, the full filed amount of $3,928,615.10 of the filed Senior Management Claims, will be funded into the Unresolved Claims Reserve pending further adjudication of the Senior Management Claims, as provided in Section 7.1(b) of this Plan.

5.3.3     Settlement of All Celestial Claims.

The Class 3 general Unsecured Claims of the Debtor include the Claim of Celestial in the amount of $498,516.64, plus interest, costs and attorney’s fees, relating to alleged breaches of the real property lease with the Debtor. In full satisfaction of Celestial Claim, the Debtor has reached an agreement in principle for resolution of the Celestial Claim pursuant to which $375,000 shall be paid on the Effective Date, and mutual releases shall be exchanged. Effectiveness of the Celestial Settlement is conditioned upon Confirmation of the Plan. Upon approval of the Celestial Settlement, the pending adversary proceeding with Celestial, (Adv. Pro. No. 11-02785-EPK), shall be dismissed with prejudice.

5.3.4     Objections to Settlements.

Any party interest who wishes to object to any of the proposed settlements set forth in the Plan may do so without having to object to Confirmation of the Plan.

5.4        The Liquidating Trust

5.4.1     Purpose of the Liquidating Trust. The Liquidating Trust is created solely to implement the terms of the Plan. The primary purposes of the Liquidating Trust are to collect and liquidate the Assets, pursue those claims and Causes of Action transferred to, and vested in, the Liquidating Trust as Assets and distribute to the Liquidating Trust Beneficiaries all proceeds from the liquidation of the Assets pursuant to the terms of the Plan and in accordance with Treasury Regulation Section 301.7701-4(d). Under no circumstances shall the Liquidating Trustee have any power to engage in any trade or business or any other activity except as specifically provided herein or otherwise reasonably necessary and advisable for the orderly liquidation and distribution of the Assets.

5.4.2     Liquidating Trust Assets. The Liquidating Trust shall consist of the Liquidating Trust Assets after Distribution by the Debtor as Disbursing Agent on the Effective Date. The Debtor shall transfer the Liquidating Trust Assets to the Liquidating Trust. Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax. In connection with the transfer of the Liquidating Trust Assets to the Liquidating Trust, such assets, including, without limitation, rights, Litigation Claims, and Causes of Action, shall vest in the Liquidating Trustee on the Effective Date solely in its capacity as such.

5.4.3     Governance of the Liquidating Trust. The Liquidating Trust shall be governed by the Liquidating Trustee according to the Liquidating Trust Agreement.

5.4.4     The Liquidating Trustee. The Liquidating Trustee shall mean, subject to Bankruptcy Court approval, Joseph J. Luzinski, individually, the Liquidating Trustee named to administer the Liquidating Trust, and all successor Liquidating Trustees. The Liquidating Trustee shall be deemed to have been appointed as the Estate’s representative by the Bankruptcy Court pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The Liquidating Trust Advisory Board for the Liquidating Trust shall be designated by the Debtor with the consent of the Equity Committee. The Liquidating Trust Advisory Board shall consist of two members of the Equity Committee and one member of the Debtor’s Board of Directors, as provided in the Liquidating Trust Agreement. For the avoidance of doubt, the same individuals who served on the Equity Committee, may serve as members of the Liquidating Trust Advisory Board as provided in the Liquidating Trust Agreement.

5.4.5     Role of the Liquidating Trustee. In furtherance of and consistent with the purpose of the Liquidating Trust and the Plan, the Liquidating Trustee shall, among other things, have the rights, powers and duties, subject to the limitations set forth in the Liquidating Trust Agreement: (i) to hold, manage, dispose of, sell, convert to Cash, and distribute the Liquidating Trust Assets, including investigating, prosecuting and resolving the Litigation Claims and Causes of Action belonging to the Liquidating Trust; (ii) to hold the Liquidating Trust Assets for the benefit of the Liquidating Trust Beneficiaries that are entitled to distributions therefrom under the Plan, whether their Claims or Interests are Allowed on or after the Effective Date; (iii) in the Liquidating Trustee's reasonable business judgment, in consultation with the Liquidating Trust Advisory Board to investigate, prosecute, settle, liquidate, dispose of, and/or abandon the Liquidating Trust Assets, including rights, Litigation Claims, Causes of Action, or litigation of the Liquidating Trust; (iv) to monitor and enforce the implementation of the Plan; (v) to file all tax and regulatory forms, returns, reports and other documents and financial information required with respect to the Liquidating Trust or the Debtor; (vi) in the Liquidating Trustee's reasonable business judgment, to reconcile and object to Claims against the Debtor or the applicable Liquidating Trust, and manage, control, prosecute and/or settle on behalf of the applicable Estate and/or Liquidating Trust Objections to Claims on account of which the Liquidating Trustee will be responsible (if Allowed) for making distributions under the Plan; (vii) to take all actions necessary, and create any documents necessary, to wind up the affairs of the Debtor and to implement the Plan; (viii) to hold, manage, and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority; (ix) to act as a signatory to the Debtor for all purposes, including those associated with the novation of contracts or other obligations arising out of the sales of the Debtor’s Assets; (x) to dispose of the books and records transferred to the Liquidating Trustee in a manner deemed appropriate by the Liquidating Trustee in accordance with applicable law; provided, however, that the Liquidating Trustee shall not dispose of any books and records that are reasonably likely to pertain to pending litigation in which the Debtor or its current or former officers or directors are a party without further order of the Bankruptcy Court; (xi) to take all necessary action and file all appropriate motions to obtain an order closing the Chapter 11 Case; (xii) to enter into and exercise rights under contracts that are necessary or desirable to the administration of the Liquidating Trust and execute any documents or pleadings related to the liquidation of the Liquidating Trust Assets or other matters related to the Liquidating Trust; (xiii) to establish and maintain bank accounts and terminate such accounts as the Liquidating Trustee deems appropriate; (xiv) to set off amounts owed to the Debtor against distributions to Liquidating Trust Beneficiaries; (xv) to bring suits or defend itself against such suits, if any, as the Liquidating Trustee determines in connection with any matter arising from or related to the Plan or the Liquidating Trust Agreement that affects in any way the rights or obligations of the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Beneficiaries; (xvi) to obtain and maintain insurance coverage with respect to the liabilities and obligations of the Liquidating Trustee and the Liquidating Trust Advisory Board and its members; (xvii) to take all actions necessary and appropriate to minimize any adverse state or federal tax consequences to the Liquidating Trust Beneficiaries provided such actions do not result in an adverse tax consequence to the Liquidating Trust and are consistent with and are not contrary to the treatment of the Liquidating Trust as a “grantor trust” for United States federal income tax purposes; and (xviii) to take such other and further actions as are permitted by the Plan and are not inconsistent with the Plan and the Liquidating Trust Agreement. In all circumstances, the Liquidating Trustee shall act in the best interests of all beneficiaries of the Liquidating Trust in furtherance of the purposes of the Liquidating Trust.

For the avoidance of doubt, and without limitation of the foregoing, the Liquidating Trustee shall explicitly have the authority to: (i) investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all Claims, Causes of Action, and Litigation Claims the Debtor holds against Celestial, including but not limited to, the claims in the complaint originally filed in the Circuit Court in and for Palm Beach County, Florida, (styled as HearUSA v. Celestial Asset Holdings, LLC, Case No. 20-2007-CA-005763-XXXX-MB) and removed to the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division on November 14, 2011 pursuant to 28 U.S.C. § 1452 (Adv. Pro. No. 11-02785-EPK); (ii) investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all Claims, Causes of Action, and Litigation Claims the Debtor holds against Senior Management Claimants based upon Senior Management Claims, (iii) investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all D&O Claims against the D&O Parties; and (iv) file all tax and regulatory forms, returns, reports and other documents and financial information required with respect to the Debtor or the Liquidating Trust, and request a prompt determination of such requests; and (v) and investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all other Claims, Causes of Action, and Litigation Claims reserved in Article 9 of the Plan, including without limitation the Litigation Claims set forth on Schedule A whether held by the Debtor, the Creditors’ Committee, or the Equity Committee.

5.4.6     Liquidating Trustee’s Tax Powers.

(a)          Following the Effective Date, the Liquidating Trustee shall prepare and file (or cause to be prepared and filed), on behalf of the Debtor and the Liquidating Trust all tax returns, reports, certificates, forms or similar statements or documents (collectively, “Tax Returns”) required to be filed or that the Liquidating Trustee otherwise deems appropriate, including the filing of amended Tax Returns or requests for refunds.

(b)          For all taxable periods ending on or prior to the Effective Date, the Liquidating Trustee shall have full and exclusive authority in respect of all taxes of the Debtor, to the same extent as if the Liquidating Trustee were the Debtor in possession.

(c)          In furtherance thereof, the Debtor shall execute on or prior to the Effective Date a power of attorney authorizing the Liquidating Trustee to take actions consistent with Section 5.3.6(a) and (b) of the Plan to the same extent as if the Liquidating Trustee were the Debtor.

(d)          Following the Effective Date, the Liquidating Trust shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes (i) of the Debtor to the same extent as the Debtor would otherwise be entitled with respect to any taxable period ending on or prior to the Effective Date and (ii) of the Debtor to the same extent as the Debtor would otherwise be entitled with respect to any taxable period ending after the Effective Date.

(e)          The Liquidating Trustee and the Debtor shall reasonably cooperate with one another, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refunds) and in resolving all disputes and audits with respect to all taxable periods relating to the Debtor. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refunds or in conducting an audit or other proceeding.

(f)          Non-transferability of the Liquidating Trust Beneficial Interests. The Liquidating Trust Beneficial Interests shall not be certificated and shall not be transferable or assignable except by will, intestate succession or operation of law.

(g)          Cash. The Liquidating Trustee may invest Cash (including any earnings thereon or proceeds therefrom) in any manner permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

(h)          Distribution of the Liquidating Trust Assets. The Liquidating Trustee shall make the Initial Distribution as provided in Section 6.3. The Liquidating Trustee shall make Further Distributions and a Final Distribution, to the Holders of the Liquidating Trust Beneficiaries of all Cash on hand in accordance with the terms of the Liquidating Trust Agreement and the priorities set forth in this Plan (including any Cash received from the Debtor on the Effective Date) except such amounts (i) as are retained by the Liquidating Trust on account of Unresolved Claims, (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) as are necessary to pay reasonably incurred and anticipated fees and expenses (including any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets) of the Liquidating Trust, the Liquidating Trustee, and the members of the Liquidating Trust Advisory Board, and (iv) as are necessary to satisfy other liabilities incurred and anticipated by the Liquidating Trust or imposed on the Liquidating Trust in accordance with this Plan or the applicable Liquidating Trust Agreement.

(i)          Costs and Expenses of the Liquidating Trust. The costs and expenses of the Liquidating Trust, including the Wind Down Costs, and the reasonable fees and expenses of the Liquidating Trustee, the members of the Liquidating Trust Advisory Board, and each of their respective retained professionals, United States Trustee fees, and the fees and expenses of maintaining the Unresolved Claims Reserve, shall be paid out of the Liquidating Trust Assets.

(j)          Compensation of the Liquidating Trustee. The Liquidating Trustee shall be entitled to reasonable compensation approved by the Liquidating Trust Advisory Board in an amount consistent with that of similar functionaries in similar roles.

(k)          Retention of Professionals by the Liquidating Trustee. The Liquidating Trustee may retain and compensate attorneys and other professionals to assist in its duties as Liquidating Trustee on such terms (including on a contingency or hourly basis) as the Liquidating Trustee deems appropriate without Bankruptcy Court approval; provided, however, that such compensation may not exceed the amount reflected in the Budget (as defined in the Liquidating Trust Agreement) by more than 15% for each professional, unless approved by the Liquidating Trust Advisory Board or further order of the Bankruptcy Court. Without limiting the foregoing, the Liquidating Trustee may retain any professional that represented the Debtor, the Creditors’ Committee, the Equity Committee or other parties in interest in this Chapter 11 Case.

(l)          Federal Income Tax Treatment of the Liquidating Trust. For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtor, the Liquidating Trustee and the Liquidating Trust Beneficiaries) shall treat the transfer of the Liquidating Trust Assets to the Liquidating Trust as:

A.         a transfer of the Liquidating Trust Assets (subject to any obligations relating to those assets) directly to those Holders of Allowed Class 5 Interests and Holders of Unresolved Claims receiving Beneficial Interests in the Liquidating Trust (“Liquidating Trust Beneficial Interests”), followed by

B.         the transfer by such Liquidating Trust Beneficiaries to the Liquidating Trust of the Liquidating Trust Assets in exchange for the applicable Liquidating Trust Beneficial Interests.

Accordingly, those Holders of Allowed Class 5 Claims and Holders of Unresolved Claims receiving Liquidating Trust Beneficial Interests shall be treated for United States federal income tax purposes as the grantors and deemed owners of their respective share of the Liquidating Trust Assets. The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

Notwithstanding the foregoing, (i) in the event that any portion of the Liquidating Trust is treated as a “qualified settlement fund” pursuant to Section 1.468B-1 of the Treasury Regulations, the United States federal income tax consequences shall be determined in accordance with the rules set forth in Section 468B of the Internal Revenue Code and the Treasury Regulations thereunder; and/or (ii) in the event that the Liquidating Trustee timely elects to treat any Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a “disputed ownership fund” pursuant to Section 1.468B-9(c)(2)(ii) of the Treasury Regulations, any Holders of such Unresolved Claims shall, to the extent of such Unresolved Claims, not be treated as having received any portion of the Liquidating Trust Assets transferred to the Liquidating Trust hereunder and shall not be deemed as grantors of the Liquidating Trust to the extent of such Unresolved Claims, but rather shall be subject to United States federal income taxation in accordance with the rules set forth in Section 468B of the Internal Revenue Code and the Treasury Regulations thereunder.

(m)          Tax Reporting. The Liquidating Trustee shall file returns (including United States federal returns) for the Liquidating Trust treating the Liquidating Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a) and in accordance with this Section. The Liquidating Trustee shall also annually (but not later than sixty (60) days following the end of each calendar year) send to each Holder of a Liquidating Trust Beneficial Interest a separate statement setting forth the Holder’s share of items of income, gain, loss, deduction or credit and will instruct all such Holders to report such items on their United States federal income tax returns or to forward the appropriate information to their respective beneficial Holders with instructions to report such items on their United States federal income tax returns. The Liquidating Trustee shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Liquidating Trust that are required by any governmental unit. Notwithstanding the foregoing, in the event that the Liquidating Trustee timely elects to treat any Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a “disputed ownership fund” pursuant to Section 1.468B-9(c)(2)(ii) of the Treasury Regulations, any Holders of such Unresolved Claims who, as of the Effective Date, are Holders of Unresolved Claims shall, to the extent of such Unresolved Claims, be subject to United States federal income taxation in accordance with the rules set forth in Section 468B of the Internal Revenue Code and the Treasury Regulations thereunder.

(n)          As soon as practicable after the Effective Date, the Liquidating Trustee shall make a good-faith valuation of the Liquidating Trust Assets, and such valuation shall be made available from time to time, to the extent relevant, and shall be used consistently by all parties (including the Debtor, the Liquidating Trustee and the Liquidating Trust Beneficiaries) for all United States federal income tax purposes.

 (o)          In furtherance of the provisions of Section 5.3.6(m) of this Plan, the Liquidating Trust's taxable income shall be allocated annually among the Liquidating Trust Beneficiaries (including Holders of Unresolved Claims ) and shall be determined in good faith by the Liquidating Trustee by reference to the manner in which an amount of Cash representing such taxable income would be distributed (were such Cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all its assets (valued at their tax book value) to the Holders of the Liquidating Trust Beneficial Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust shall be allocated in good faith by the Liquidating Trustee by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements, as determined in good faith by the Liquidating Trustee. Notwithstanding the foregoing, in the event that the Liquidating Trustee timely elects to treat any Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a “disputed ownership fund” pursuant to Section 1.468B-9(c)(2)(ii) of the Treasury Regulations, any Holders of such Unresolved Claims who, as of the Effective Date, are Holders of Unresolved Claims shall, to the extent of such Unresolved Claims, be subject to United States federal income taxation in accordance with the rules set forth in Section 468B of the Internal Revenue Code and the Treasury Regulations thereunder.

(p)          Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee may (A) timely elect to treat any Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a "disputed ownership fund" governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Liquidating Trustee, the Debtor, and the Liquidating Trust Beneficiaries) shall report for United States federal, state and local income tax purposes consistently with the foregoing.

(q)          The Liquidating Trustee shall be responsible for payment, out of the Liquidating Trust Assets, of any taxes imposed on the trust or its assets, including the Unresolved Claims Reserve. In the event, and to the extent, any Cash retained on account of the Unresolved Claims in the Unresolved Claims Reserve is insufficient to pay the portion of any taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Unresolved Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Unresolved Claims, or (ii) to the extent such Unresolved Claims have subsequently been resolved, deducted from any amounts otherwise distributable by the Liquidating Trustee as a result of the resolution of such Unresolved Claims.

(r)          The Liquidating Trustee may request an expedited determination of taxes of the Liquidating Trust, including the Unresolved Claims Reserve, or the Debtor under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trust or the Debtor for all taxable periods through the dissolution of the Liquidating Trust.

(s)          Dissolution and Duration. The Liquidating Trust shall remain in existence and continue in full force and effect until all of the following shall have occurred: (a) the Assets have been reduced to Cash or the Liquidating Trustee has determined that it is impractical or not in the best interest of the Liquidating Trust Beneficiaries to do so; (b) all costs, expenses and obligations incurred in administering the Liquidating Trust have been paid and discharged; (c) the Assets have been distributed to the Liquidating Trust Beneficiaries in accordance with the Plan; and (d) a final report has been filed and a Final Decree closing the Chapter 11 Case has been entered; provided, however, that the Liquidating Trust shall not remain in existence more than five years from the date of this Agreement, unless extended pursuant to the terms hereof. If warranted by the facts and circumstances provided for in the Plan, and subject to the approval of the Bankruptcy Court of a motion of the Liquidating Trustee seeking an extension of the term of the Liquidating Trust as necessary to the purpose of the Liquidating Trust, then the term of the Liquidating Trust may be extended for a finite term based on the particular circumstances. Each extension must be approved by the Bankruptcy Court within six months of the beginning of the extended term with notice thereof to all Trust Beneficiaries. Notwithstanding the foregoing, the Liquidating Trust shall in no event remain in existence for more than twenty-one years from the Effective Date.

(t)          Indemnification of Liquidating Trustee. The Liquidating Trustee, each member of the Liquidating Trust Advisory Board, and the Liquidating Trustee’s employees, officers, directors, agents, representatives, and professionals, as the case may be, shall be held harmless and shall not be liable for actions taken or omitted in their capacity as, or on behalf of, the Liquidating Trustee, except those acts that are determined by Final Order to have arisen out of their own intentional fraud, willful misconduct or gross negligence, and each shall be entitled to be indemnified, held harmless, and reimbursed for fees and expenses including, without limitation, reasonable attorney’s fees, which such Persons and Entities may incur or may become subject to or in connection with any action, suit, proceeding or investigation that is brought or threatened against such Persons or Entities in respect of that person’s or entity’s or the Liquidating Trustee’s actions or inactions regarding the implementation or administration of this Plan, the Liquidating Trust or the Liquidating Trust Agreement or the discharge of their duties hereunder or thereunder, except for any actions or inactions that are determined by Final Order to have arisen from intentional fraud, willful misconduct or gross negligence. Any claim of the Liquidating Trustee, any member of the Liquidating Trust Advisory Board, and the other parties entitled to indemnification under this section, to be indemnified, held harmless, or reimbursed shall be satisfied solely from the Liquidating Trust Assets or any applicable insurance coverage. The Liquidating Trustee and he Liquidating Trust Advisory Board shall be entitled to rely, in good faith, on the advice of their retained professionals regardless of whether such advice is provided in writing or verbally. Notwithstanding the foregoing, the Liquidating Trustee shall not be under any obligation to consult with his retained professionals, and his determination not to do so shall not result in the imposition of liability on the Liquidating Trustee unless such determination is based on willful misconduct, gross negligence, or intentional fraud.

5.4.7     Cancellation and Termination of Existing Agreements and Interests. Except as otherwise provided in the Plan, on the Effective Date, all certificates, notes, securities, equity interests, and any and all other instruments evidencing any Claim or Interest against or in the Debtor, shall be deemed automatically cancelled and terminated as permitted by section 1123(a)(5)(F) of the Bankruptcy Code without further act or action under any applicable agreement, law, regulation, order or rule; provided, however, that the Interests and any and all other instruments evidencing any Claim or Interest against or in the Debtor shall continue in effect solely for the purposes of (i) allowing a Holder of an Allowed Claim of Interest to receive their distributions under the Plan (if any), (ii) enforcing the terms of the subordination provisions in any such Claim or Interest, (iii) allowing the Liquidating Trustee to make the distributions, if any, on account of Allowed Claims or Interest, (iv) allowing the Liquidating Trustee to perform any necessary administrative functions with respect to the distributions (if any) to be made on account of Allowed Claims and Interests.

5.4.8     Settlement of Claims. Pursuant to Bankruptcy Rule 9019, in consideration for the classification, distribution, and resolution of Claims or Interests, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, or controversies resolved pursuant to the Plan. All Plan Distributions made to Creditors holding Allowed Claims or Interests in any Class are intended to be and shall be final and, except as otherwise provided in Article 4, no Plan distribution to a Holder of a Claim or Interest in one Class shall be shared with or reallocated to the Holders of any Claim or Interest in another Class by virtue of any prepetition collateral trust agreement, shared collateral agreement, subordination agreement, other similar inter-creditor arrangement or deficiency claim.

ARTICLE 6

ACCEPTANCE OR REJECTION OF THE PLAN AND DISTRIBUTIONS

6.1        Voting of Claims and Interests. No class is both impaired and entitled to vote on the Plan. Class 5 Common Equity Interests are impaired. In order to avoid substantial cost and expense in solicitation to Class 5, and to maximize the distribution available to Class 5, the Debtor has sought to be excused from the formality of solicitation to Class 5. All Classes of Claims and Interests are permitted to object to the Plan or the adequacy of the Disclosure Statement. Objection to the Plan and to the adequacy of the Disclosure Statement must be filed by April 13, 2012.

6.2        Nonconsensual Confirmation. By not soliciting votes from Class 5 Common Equity Interests, the Debtor recognizes that Class 5 Common Equity Interests will be deemed to have rejected the Plan. Given that Class 5 will be deemed to have rejected the Plan, the Debtor will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code by proving that the Plan is fair and equitable and does not discriminate unfairly with respect to Class 5 Common Equity Interests.

6.3        Date of Distributions. Distributions to Holders of Claims and Interests shall be made as provided in Articles 2 and 4 of the Plan. In the event that any payment or act under the Plan is required to be made or preformed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. The Liquidating Trustee shall make an Initial Distribution within 30 days of the Effective Date. Further Distributions and the Final Distribution shall be made at such times as the Liquidating Trustee deems appropriate in his sole discretion.

6.4        Disbursing Agent. All distributions to holders of Claims or Interests in Classes 1 through 4 under the Plan shall be made by the Debtor through Joseph J. Luzinski as Disbursing Agent or such other entity designated by the Liquidating Trustee as Disbursing Agent, on or after the Effective Date.

6.5        Rights and Powers of Disbursing Agent. The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform their duties under the Plan, (b) make all distributions contemplated by the Plan, (c) employ professionals to represent them with respect to their responsibilities, and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan. The Disbursing Agent shall only be required to act and make distributions in accordance with the terms of the Plan and shall have no (x) liability for actions taken in accordance with the Plan or in reliance upon information provided to them in accordance with the Plan or (y) obligation or liability for Distributions under the Plan to any party who does not hold an Allowed Claim or Allowed Interest at the time of Distribution or who does not otherwise comply with the terms of the Plan.

6.6         Expenses of Disbursing Agent. Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent (including, without limitation, taxes and reasonable attorney’s fees and expenses) shall be paid in Cash by the Debtor from the Estate in the ordinary course of business.

6.7         Delivery of Distributions.

6.7.1     Last Known Address. Subject to Bankruptcy Rule 9010, and except as provided in this Section 6.7, all Distributions to any Holder of an Allowed Claim or Interest shall be made at the address of such Holder (a) set forth in the Proofs of Claim by such Holders; (b) set forth in any written notices of address change Filed with the Bankruptcy Court or delivered to the Liquidating Trustee after the date on which any related Proof of Claim was Filed; (c) reflected in the Schedules relating to the applicable Allowed Claim if no Proof of Claim has been Filed and the Liquidating Trustee has not received a written notice of a change of address; or (d) provided by American Stock Transfer & Trust Company.

6.7.2     Undeliverable and Unclaimed Distributions. Checks issued in respect of Distributions under the Plan shall be null and void if not negotiated within one hundred and twenty (120) days after the date of issuance. If any Distribution remains unclaimed for a period of 120 days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the Holder entitled thereto, such unclaimed property shall be forfeited by such Holder. In connection with any checks that are returned as undeliverable, the Liquidating Trustee will use his best efforts to attempt to locate the Holder and reissue the check. Pursuant to Local Rule 3011-1(B)(2), unclaimed property and any de minimis proceeds remaining in the Liquidating Trust at the end of its term, shall be redistributed to the AARP Foundation, with the condition that the funds be used to educate AARP members concerning the importance and need to diagnose and treat hearing loss, or a hearing loss-related charity chosen by the Liquidating Trust Advisory Board fulfilling a similar cause or mission in the event AARP does not accept the contribution on such basis.

6.7.3     Distribution Record Date. As of the close of business on the Distribution Record Date, (i) the Claims register shall be closed, (ii) any transfer ledger shall be closed, and (iii) any Interest ledger for all Classes shall be closed, and there shall be no further changes in the record Holders of such Claims or Interests. The Debtor, the Liquidating Trustee, and the Disbursing Agent shall have no obligation to recognize any transfer of any such Claims or Interests occurring after the close of business on the Distribution Record Date, and shall instead be entitled to recognize and deal for all purposes under the Plan with only those Holders of record as of the close of business on the Distribution Record Date. Nothing shall preclude the Debtor of the Liquidating Trustee from objecting to the Allowance of any Claim or Interest that had not been objected to or adjudicated prior to the Distribution Record Date.

6.7.4     Manner of Payment. At the option of the Disbursing Agent or the Liquidating Trustee, as applicable, any Cash payment to be made pursuant to the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.7.5     De Minimis Cash Distributions. Notwithstanding anything to the contrary contained in the Plan, neither the Liquidating Trustee nor the Disbursing Agent shall be required to distribute, and shall not distribute, property to the Holder of any Allowed Claim or Allowed Interest if the amount of property to be distributed or paid on account of such Claim or Interest is less than $100; provided, however, that if any Distribution is not made pursuant to this Section, such Distribution shall be added to any subsequent Distribution to be made on behalf of the Debtor to Holders of Allowed Claims or Allowed Interests. If any Holder of an Allowed Claim or Interest on account of which the aggregate amount of property to be distributed is less than $100 shall have such Claim or Interest discharged and shall forever be barred from asserting such Claim or Interest against the Debtor, the Liquidating Trust, or any of their respective property.

6.7.6     Setoffs and Recoupment. The Liquidating Trustee may, but shall not be required to, setoff against or recoup from any Claim and from any payments to be made pursuant to the Plan in respect of such Claim any claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Liquidating Trustee of any such claim they may have against such claimant.

6.7.7     Interest on Claims. Unless otherwise set forth in the Plan or the Confirmation Order, post-petition interest shall not accrue or be paid on any Claim, and no Holder of a Claim shall be entitled to interest accruing on or after the Effective Date on any Claim. [This provision along with Sections 7.9 and 7.11 is the subject of continued discussions between the Debtor, the Creditors’ Committee, and the Equity Committee].

6.7.8     No Distribution in Excess of Allowed Amounts. Notwithstanding anything to the contrary in the Plan, no Holder of an Allowed Claim shall receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim.

ARTICLE 7

PROCEDURES FOR TREATING UNRESOLVED CLAIMS

7.1     Assets Retained on Account of Unresolved Claims. After the Effective Date, the Liquidating Trust Assets shall include sufficient funds to pay in full any Unresolved Claims, and such funds will constitute the Unresolved Claims Reserve which will be held for the benefit of the Holder of the Unresolved Claims. At such time as the Claims are resolved, the Allowed Claims, if any, shall be paid from the Unresolved Claims Reserve within 30 days of an Order of the Bankruptcy Court Allowing the Unresolved Claim. The Unresolved Claims Reserve shall include the following:

a.              In the event that the Siemens Settlement as provided in Section 5.3.1 hereof is not approved prior to the Effective Date, a reserve will be established for the full amount of the Siemens Disputed Claim in the amount of $1,361,524.73, plus post-petition interest, costs and fees asserted by Siemens, pending allowance and final adjudication of the Siemens Disputed Claim.

b.              In the event that the settlement of Senior Management Claims as provided in Section 5.3.2 hereof is not approved prior to the Effective Date, a reserve will be established for Senior Management Claims in the amount of $3,928,615.10 pending final adjudication of the Senior Management Claims;

c.              A reserve will be established pending resolution of the rejection damage Claim of Celestial in the amount of $500,000 on the Effective Date in the event the Celestial Settlement as provided in Section 5.3.3 is not approved as of Confirmation;

d.              A reserve will be established pending a determination of the amount of all Allowed Tax Claims in the amount of $5 Million.

In addition, on the Effective Date, the Liquidating Trust shall set aside a reserve in an amount of not less than $637,250 which shall be earmarked to pay the administrative fees and expenses to be incurred by the Liquidating Trust in the administration of the Liquidating Trust, including pursuit of various Claims and causes of action, resolving the disputes set forth above, and payment of the Liquidating Trust Professionals.

7.2           Authority to Prosecute. Objections to Claims and prosecution of Objections to Claims may be interposed and prosecuted only by the Debtor (if prior to the Effective Date) and the Liquidating Trustee (if on or after the Effective Date).

7.3           Administrative Expense Claims Bar Date and Objections to Administrative Expense Claims. Pursuant to prior Order, the Bankruptcy Court has established an Administrative Expense Claims Bar Date to be 30 days after the date of service of the notice of the Administrative Bar Date [ECF 625]. The Debtor or the Liquidating Trustee will serve notice of the Administrative Expense Claims Bar Date, and post the Notice of the Administrative Expense Claims Bar Date on the hearusa-bkc.com website.

7.4           Omnibus and Individual Objections. The Debtor has sought authority to file one Omnibus Objection with the Bankruptcy Court prior to the Effective Date for those Claims (Scheduled or Filed) that were subject of the Managed Care Order and the Sale Order. The Debtor’s failure to assert a ground of Objection against a particular Unresolved Claim will not bar the Debtor or the Liquidating Trustee from asserting an Objection or Objections to that Claim on any ground at any later time. Nothing in the Debtor’s request for procedures for Objections to Claims is intended to or shall be construed to prevent the Debtor from objecting to any claim individually in a separate pleading or as otherwise permitted under Fed. R. Bankr. 3007.

7.5           Responses to Objections. Any response in support of an Objection to an Unresolved Claim filed with the Bankruptcy Court prior to the Effective Date must be filed within thirty (30) calendar days after service of the Objection. In accordance with sections 102(1), 105, 502(b) of the Bankruptcy Code, and Bankruptcy Rules 3007, 9019 and 9029, a claimant must file a written response (the “Response”) to the Objection in order to contest the Objection. The Response must contain, at a minimum, the following: (a) the approved case caption; (b) the title of the Objection, and the official Claim number (if a Proof of Claim was Filed) to which the Response is directed must be contained in the title of the Response; (c) the name of the claimant if it is a Scheduled Claim; (d) a description of the basis for the amount of its underlying Proof of Claim or Scheduled Claim; and (e) a concise statement setting forth the reason(s) why the Bankruptcy Court should not sustain the Objection, including, but not limited to, the specific factual and legal bases upon which the claimant will rely in opposing the Objection. The Debtor or the Liquidating Trustee is permitted to file a reply (including any evidence in support of such reply) to any Response up to three days before any hearing scheduled on the Unresolved Claim. No sur-reply is required from the claimant, although if one is Filed it must be Filed at least 24 hours prior to the scheduled hearing to be considered.

7.6           Hearings on Unresolved Claims. If a claimant timely files with the Bankruptcy Court and serves a Response (in form and substance consistent with the procedures set forth in Section 7.5) to any Objection filed by the Debtor or the Liquidating Trustee with the Court prior to the Effective Date, then the Debtor may request that the Bankruptcy Court schedule a hearing with respect to the objection and the Response, which hearing may be combined with other hearings on objections and other matters heard at omnibus hearing dates or held on such other dates as the Bankruptcy Court may order (an "Omnibus Claims Objection Hearing"). Claimants will be permitted to appear at the Omnibus Claims Objection Hearing either in person or by teleconference. However, absent specific Court authorization to the contrary, claimants are not permitted to adduce evidence telephonically.

7.7           Mediation. Upon request by the Debtor, the Liquidating Trustee, or the claimant, the Court may refer a pending Claim Objection to mediation. Where mediation is sought, the Debtor or the Liquidating Trustee shall file a notice of referral to mediation identifying the claim (a “Mediation Notice”), and the claimant. The Debtor or the Liquidating Trustee, as applicable, shall participate in mediation within 20 days of the Debtor or the Liquidating Trustee filing the Mediation Notice. Absent the consent of the Debtor or the Liquidating Trustee, as applicable, no other mediations in respect of any Unresolved Claim shall be permitted. Failure to attend mediation in good faith may result in sanctions, including but not limited to the striking and disallowance of the claim.

7.8          No Distributions Pending Allowance. Notwithstanding any other provision in the Plan, if any portion of a Claim is Unresolved, no payment or Distribution provided under the Plan shall be made on account of such Claim unless and until such Unresolved Claim becomes an Allowed Claim.

7.9          Distributions After Allowance. To the extent that an Unresolved Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. Upon allowance, a Holder of the Allowed Unresolved Claim shall receive any Distributions that would have been made up to the date of allowance to such Holder under the Plan had the Unresolved Claim been allowed on the Effective Date plus any actual earnings on such distribution from the date that such Distribution would have been made had the Unresolved Claim been allowed on the Effective Date through the date of allowance. [This provision is the subject of continued discussions between the Debtor, the Creditor’s Committee, and the Equity Committee].

7.10       Resolution of Claims. On and after the Effective Date, the Liquidating Trustee shall have the authority to compromise, settle, otherwise resolve or withdraw any Objections to Claims against the Debtor and to compromise, settle, or otherwise resolve any Unresolved Claims without approval of the Bankruptcy Court, other than with respect to Administrative Expense Claims relating to compensation of professionals, but subject to the consent of the Liquidating Trust Advisory Board for any Claim over the amount set forth in the Liquidating Trust Agreement.

7.11         Interest After the Effective Date. To the extent that an Unresolved Claim becomes an Allowed Claim after the Effective Date, the Holder of such Claim shall not be entitled to any interest thereon from the Effective Date to the date such Claim becomes Allowed. [This provision is the subject of continued discussions between the Debtor, the Creditor’s Committee, and the Equity Committee].

ARTICLE 8

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
BENEFIT PROGRAMS

8.1          Treatment of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts and unexpired leases that exist between the Debtor and any Entity which have not previously been assumed and assigned to the Purchaser pursuant to the terms of the Sale Order and Asset Purchase Agreement or other Order of the Bankruptcy Court will be deemed rejected in accordance with the provisions and requirements of section 365 of the Bankruptcy Code. The Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date, approving such rejections.

8.2          Claims for Rejection Damages. Proofs of Claim for alleged damages arising from the rejection pursuant to the Plan, the Confirmation Order or any subsequent Order of the Bankruptcy Court, of any executory contract or any unexpired lease shall be Filed with the Bankruptcy Court and served on counsel for the Debtor or the Liquidating Trustee not later than thirty (30) days after the service of the earlier of: (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected (including service of an Order of the Bankruptcy Court providing for such rejection). Any Holder of a Claim arising from the rejection of any executory contract or any unexpired lease that fails to File a Proof of Claim on or before the date specified in this paragraph shall be forever estopped and enjoined from asserting such Claims in any manner against the Debtor, its Estate, any other Person or Entity or the Purchaser (or Filing Proofs of Claim with respect thereof) or its property and the Debtor shall be forever discharged from all indebtedness or liability with respect to such Claims, and, if applicable, such Holders shall not be permitted to vote on the Plan or to participate in any Distribution in this Chapter 11 Case on account of such Claims or to receive further notices regarding such Claims and shall be bound by the terms of the Plan.

8.3          Benefit Programs. Except and to the extent previously assumed pursuant to the Sale Order or other order of the Bankruptcy Court on or before the Confirmation Date, all employee compensation and benefit programs of the Debtor, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be rejected.

8.4           Employment Agreements. Notwithstanding anything to the contrary, unless assumed by the Purchaser pursuant to the Sale Order, all employment and/or compensation agreements between the Debtor and any employees that have not been previously rejected shall be deemed rejected in accordance with the provisions and requirements of section 365 of the Bankruptcy Code.

ARTICLE 9

pOST-CONFiRMATION LITIGATION

9.1         Transfer and Enforcement of Litigation Claims and Causes of Action. Pursuant to section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided in this Plan or the Confirmation Order, the Liquidating Trustee will have the exclusive right to investigate and determine the appropriateness of enforcing any and all Causes of Action against any Entity and rights of the Debtor that arose before or after the Petition Date, including but not limited to the rights and powers of a trustee and debtor-in-possession, against any Entity whatsoever, including but not limited to all avoidance powers granted to the Debtor under the Bankruptcy Code and all Causes of Action and remedies granted pursuant to sections 502, 506, 510, 541, 542, 543, 544, 545, 547 through 551 and 553 of the Bankruptcy Code. Further, the Liquidating Trustee shall have the exclusive right to prosecute and enforce any Litigation Claims as defined in Article 1. The Claims that may be pursued post-Confirmation including Avoidance Actions (described below) and Claims against certain of the Debtor’s insiders and their related or affiliated entities, include without limitation the following:

9.1.1     Any and all claims against Celestial, including but not limited to those set forth in the removed action, Adversary Proceeding No.11-02785-EPK.

9.1.2     All rights set forth in the Transition Services Agreement entered into between the Debtor and the Purchaser in connection with the Sale.

9.1.3     Any and all D&O Claims. D&O Claims include claims or causes of action against the D&O Parties. These potential Claims include, without limitation, breach of fiduciary duty, corporate waste and deepening insolvency relating to certain prepetition conduct, transactions and actions by the Debtor’s former officers and directors. Specifically, D&O Claims include, but are not limited to, alleged breaches of fiduciary duty of the Debtor’s former officers and directors for (i) allowing the Debtor to incur or continue to incur additional debt, without regard to the Debtor’s ability to pay such debt, causing the Debtor to become insolvent or enter the zone of insolvency, (ii) failing to cause the Debtor to file a Chapter 11 bankruptcy petition sooner than the Petition Date in an attempt to preserve enterprise value and/or maximize the value of the Debtor’s assets, and (iii) other breaches that may be determined through discovery. The Liquidating Trustee may also pursue Claims against any professionals, advisors, consultants, or other Persons who may have assisted such former officers in the misconduct that gives rise to such claims, as either principal tortfeasors or under an aiding and abetting theory.

9.1.4     In addition to any state law and federal law claims outlined above, the Liquidating Trustee may pursue preferential and/or fraudulent transfer claims against the aforementioned insiders and other third parties for avoidance and recovery of certain pre-petition transfers made to such Persons by the Debtors, and such claims shall be preserved for the benefit of the Estate and the Liquidating Trust.

9.2       Reserved to the Liquidating Trustee shall also be the right to prosecute any available Causes of Action and Objections to Claims held by any Committee to this Chapter 11 Case, and such rights shall be preserved for the benefit of the Estate and the Liquidating Trust.

ARTICLE 10

CONDITIONS PRECEDENT TO EFFECTIVENESS OF PLAN

10.1    Conditions to the Effective Date. The Plan shall not become effective and the Effective Date shall not occur unless and until:

10.1.1   The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtor;

10.1.2   The Bankruptcy Court shall have approved the information contained in the Disclosure Statement as adequate pursuant to section 1125 of the Bankruptcy Code;

10.1.3   All documents, instruments and agreements, in form and substance reasonably satisfactory to the Debtor, provided for under this Plan or necessary to implement this Plan, shall have been executed and delivered by the parties thereto, unless such execution or delivery has been waived by the parties benefited thereby; and

10.1.4   The Confirmation Order shall have become a Final Order.

ARTICLE 11

EFFECT OF CONFIRMATION

11.1       Post-Effective Date Assets. On and after the Effective Date, the Liquidating Trustee may dispose of the Assets of the Liquidating Trust free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan and the Liquidating Trust Agreement.

11.2       Jurisdiction of Court. Pursuant to sections 105(a) and 1142 of the Bankruptcy Cod; and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including among other things, jurisdiction over the subject matters set forth in Article 12 of this Plan.

11.3       Binding Effect. Except as otherwise provided in section 1141(d) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of this Plan shall bind any Holder of a Claim against or Interest in the Debtor and its respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under this Plan and whether or not such Holder has accepted the Plan.

ARTICLE 12

RETENTION OF JURISDICTION

12.1     Notwithstanding the entry of the Confirmation Order, the occurrence of the Effective Date, the transfer of the Post Confirmation Debtor Assets to the Liquidating Trustee and the deposit of the Wind Down Costs into the Professional Expense Escrow, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Case after the Effective Date to the fullest extent legally permissible, including jurisdiction to, among other things:

(a)          Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all Objections to the allowance or priority of all Claims;

(b)          Hear and determine any and all Causes of Action against any Entity and rights of the Debtor that arose before or after the Petition Date, including, but not limited to, the rights and powers of a trustee and debtor in possession, against any Entity whatsoever, including, but not limited to, all avoidance powers granted to the Debtor under the Bankruptcy Code and all causes of action and remedies granted pursuant to sections 502, 506, 510, 541, 542, 543, 544, 545, 547 through 551 and 553 of the Bankruptcy Code;

(c)          Grant or deny any applications for allowance of compensation for professionals authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

(d)          Resolve any matters relating to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, without limitation, the determination of whether such contract is executory for the purposes of section 365 of the Bankruptcy Code, and hear, determine and, if necessary, liquidate any Claims arising therefrom;

(e)          Enter orders approving the Liquidating Trustee’s post- Confirmation sale or other disposition of Post Confirmation Debtor Assets, if any;

(f)          Ensure that Distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

(g)          Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending in this Chapter 11 Case on the Effective Date;

(h)          Hear and determine matters concerning state, local or federal taxes in accordance with sections 346, 505 or 1146 of the Bankruptcy Code;

(i)          Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and the Confirmation Order;

(j)          Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order;

(k)          Permit the Debtor, to the extent authorized pursuant to section 1127 of the Bankruptcy Code, to modify the Plan or any agreement or document created in connection with the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan or any agreement or document created in connection with the Plan;

(l)          Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(m)         Enter and enforce such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or Distributions pursuant to the Plan are enjoined or stayed;

(n)         Determine any other matters that may arise in connection with or relating to the Plan or any agreement or the Confirmation Order;

(o)         Enter any orders in aid of prior orders of the Bankruptcy Court; and

(p)         Enter a final decree closing the Chapter 11 Case.

(q)         Enforce the terms and conditions of the Sale Order, the Bidding Procedures Order, and the Asset Purchase Agreement, or the Transition Services Agreement (as defined in the Sale Order), in all respects and to decide any disputes concerning the Sale Order and the Asset Purchase Agreement, or the rights and duties of the parties thereunder or any issues relating to the Asset Purchase Agreement or the Sale Order, including, but not limited to, the interpretation of the terms, conditions and provisions thereof, the status, nature and extent of the Purchased Assets and any Assigned Contracts and all issues and disputes arising in connection with the relief authorized therein, inclusive of those concerning the transfer of the assets free and clear of all Liens, Claims, Encumbrances and Interests.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1       Termination of SEC Reporting. This Plan provides for the termination and extinguishment of all Interests in the Debtor on the Effective Date of the Plan without further action by the Debtor or Liquidating Trustee. Nevertheless, at that time, the Debtor, will file a Form 15 with the Securities and Exchange Commission seeking the termination of (i) registration of the Debtor’s common stock under section 12(g) of the Securities and Exchange Act of 1934 (the “Exchange Act”), and (ii) the reporting requirements associated thereto under section 13 and 15(d) of the Exchange Act. The Debtor intends to file operating reports contemplated by the Liquidating Trust Agreement and the Plan, and the Disclosure Statement.

13.2       Modification of the Plan. Subject to the restrictions on Plan modifications set forth in section 1127 of the Bankruptcy Code, the Debtor reserves the right to alter, amend or modify the Plan before its substantial consummation.

13.3       Revocation of the Plan. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan, or if Confirmation does not occur or if the Plan does not become effective, then the Plan shall be null and void, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor; (b) constitute an admission of any fact or legal conclusion by the Debtor or any other Entity; or (c) prejudice in any manner the rights of the Debtor in any further proceedings involving the Debtor.

13.4       Governing Law. Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code and Bankruptcy Rules), or (ii) an express choice of law provision in any agreement, contract, instrument or document provided for, or executed in connection with the Plan, the rights and obligations arising under the Plan and any agreements, contracts, documents, and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without giving effect to the principles of conflict of laws thereof.

13.5       No Admissions. If Confirmation or the Effective Date does not occur, nothing contained in the Plan or Disclosure Statement shall be deemed as an admission by the Debtor with respect to any matter set forth herein or therein including, without limitation, liability on any Claim or the propriety of any Claims classification.

13.6       Exculpation and Limitation of Liability. Except as otherwise provided herein, the Plan, Confirmation Order, the Sale Order, the DIP Loan Order or any other Final Order of the Bankruptcy Court, as of the Effective Date, the “Released Parties” (defined as the Debtor, the Creditors’ Committee, the Equity Committee,  the DIP Lender,  the Purchaser,  each advisor of the Debtor, the Creditors’ Committee, the Equity Committee, the DIP Lender and the Purchaser, and each of their respective officers, directors, members, employees, representatives, counsel, advisors, agents, parents, subsidiaries and affiliates, and each of their respective successors and assigns) shall neither have nor incur any liability for any Claim, Cause of Action, or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of (i) this Chapter 11 Case, (ii) the formulation, dissemination, confirmation, consummation, or administration of the Plan, or property to be distributed under the Plan, including, without limitation, any liability for failing to make a Distribution to Persons who were not Record Holders as of the Distribution Record Date, (iii) the Asset Purchase Agreement and the transactions contemplated thereunder, (iv) the DIP Facility, (v) wind-down funding, or (vi) any other act or omission in connection with the Chapter 11 Case, the Plan, the Asset Purchase Agreement, the Wind Down Costs, the Wind Down Expense Reserve, the Unresolved Claims Reserve, the DIP Facility or any other contract or other agreement or document related thereto or delivered thereunder; provided, however, that the foregoing shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent that such act or omission is determined by Final Order to have constituted willful misconduct or gross negligence. Notwithstanding anything herein to the contrary, the exculpation and limitation of liability provided for herein shall not apply to any acts of omissions that occurred prior to the Petition Date. Further, neither the Plan an Order confirming this Plan, nor the Sale Order, is binding upon the United States Securities and Exchange Commission (“SEC”) with respect to the enforcement of its police or regulatory powers or limits the SEC from pursuing any police or regulatory enforcement action or otherwise performing its statutory duties against any person or entity, in any forum.

13.7       Siemens and Purchaser Release:. Effective as of the Effective Date, provided the Siemens Settlement is approved, and except as otherwise provided in this Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor, on behalf of itself and the Estate, and Siemens will be deemed to have forever released one another and to have waived any and all of their respective claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities against one another, other than the rights of Siemens, the Purchaser, the Debtor or the Liquidating Trustee to enforce the Plan, the Sale Order, the Transition Services Agreement (as defined in the Sale Order), and the contracts, instruments, releases, indentures, and other agreements or documents delivered under each of the foregoing), whether arising from or for tort, contract, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, on behalf of itself and the Estate, the Chapter 11 Case, or the Plan, including (but not limited to) specifically: (i) actions in connection with indebtedness for money borrowed by the Debtor, (ii) actions and representations in connection with the Supply Agreement, the Credit Agreement, the Investor Rights Agreement, or any other security agreement; (iii) actions in connection with any declaration of default in the Credit Agreement; and (iv) any other actions in connection with the acquisition of substantially all of the Debtor’s assets; provided, however, and for the avoidance of doubt, this Release shall not be construed to release Siemens and/or the Purchaser from any claim or Cause of Action held solely and directly against Siemens and/or the Purchaser by anyone other than the Debtor or the Estate including the claims of any Claim or Interest Holder, and shall not release Siemens and/or the Purchaser from any Claim(s) or Cause(s) of Action the Debtor may have against Siemens and/or the Purchaser solely for money damages arising in connection with the designation of the Celestial Lease for rejection (and all of Siemens’ and/or Purchasers’ claims and defenses in connection with designation of the Celestial Lease shall also be preserved); further, this section shall not in any way impair or impede the prosecution or defense of any enforcement action brought by the SEC or any other regulatory agency with respect to or against Siemens in any appropriate forum. [The language and scope of this Release is the subject of ongoing negotiations between the Debtor, Siemens and the Equity Committee].

13.8       Severability of Plan Provisions. If prior to Confirmation any term or provision of the Plan that does not govern the treatment of Claims or Interests is held by the Bankruptcy Court to be invalid, void or unenforceable, at the request of the Debtor the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.9       Successors and Assigns. The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, Liquidating Trustee, successor or assign of such Entity.

13.10     Exemption from Certain Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security or the making or delivery of any instrument of transfer under this Plan may not be taxed under any law imposing a stamp tax, use tax, sales tax or similar tax. Any sale of any Asset occurring after or upon the Effective Date shall be deemed to be in furtherance of this Plan.

13.11     Defenses with Respect to Unimpaired Claims. Except as otherwise provided in this Plan, nothing shall affect the rights and legal and equitable defenses of the Debtor with respect to any Unimpaired Claim, including all rights in respect of legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

13.12    No Injunctive Relief. Except as otherwise provided in the Plan or Confirmation Order, no Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable, or other prospective relief.

13.13    Entire Agreement. This Plan sets forth the entire agreement and undertaking relating to the subject matter hereof and supersedes all prior discussions and documents. The Estate shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein.

13.14    Notices. Any notice required or permitted to be provided under this Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

If to Debtor:

Joseph J. Luzinski, as CRO

Development Specialists, Inc.

200 South Biscayne Boulevard, Suite 1818

Miami, Florida 33131

Tel 305.374.2717

Fax 305.374.2718

jluzinski@dsi.biz

cc:

Brian K. Gart, Esq.

Berger Singerman LLP

350 East Last Olas Boulevard, Suite 1000

Fort Lauderdale, Florida 33301

Tel 954.525.9900

Fax 954.523.2872

bgart@bergersingerman.com

If to Creditors’ Committee:

Robert P. Charbonneau

Ehrenstein Charbonneau Calderin

501 Brickell Key Drive, Suite 300

Miami, Florida 33131

Tel 305.722.2002

Fax 305.722.2001

RPC@ecclegal.com

If to Equity Committee:

Mark D. Bloom
Greenberg Traurig, P.A.

333 Avenue of the Americas (333 S.E. 2nd Avenue)

Miami, FL 33131

Tel 305.579.0537

Fax 305.579.0717

bloomm@gtlaw.com

cc: Scott Grossman, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33301

Tel: (954) 765-0500

Fax: (954)765-1477

grossmansm@gtlaw.com

Dated: March 13, 2012			BERGER SINGERMAN LLP

Counsel for the Debtor
350 E. Las Olas Boulevard, Suite 1000
Fort Lauderdale, FL 33301
Tel. (954) 525-9900
Fax (954) 523-2872

and

1450 Brickell Avenue, Suite 1900
Miami, FL 33131
Telephone: (305) 755-9500
Facsimile: (305) 714-4340

		By:	/s/ Brian K. Gart
Brian K. Gart
Florida Bar No. 381152
bgart@bergersingerman.com
Debi Evans Galler
Florida Bar No. 0985236
dgaller@bergersingerman.com

Dated: March 13, 2012

HearUSA, Inc., (n/k/a HUSA Liquidating Corporation)

By:	/s/ Joseph J. Luzinski		.
Name: Joseph J. Luzinski
Title: Chief Restructuring Officer

Exhibit 1

Form of Liquidating Trust Agreement

Exhibit 1

LIQUIDATING TRUST AGREEMENT

THIS LIQUIDATING TRUST AGREEMENT (“Agreement”), dated as of this _____th day of March, 2012, is by and among HearUSA, Inc. (n/k/a HUSA Liquidating Corporation), as a debtor and debtor-in-possession (“HUSA” or the “Debtor”) and Joseph J. Luzinski, individually, the liquidating trustee (the “Liquidating Trustee”) appointed under and pursuant to the Plan of Liquidation of HUSA (the “Plan,” which term as used herein shall also include the Confirmation Order, as defined in the Plan).

WITNESSETH:

WHEREAS, the Debtor is a debtor-in-possession in a bankruptcy case (Case No. 11-23341-EPK) (the “Bankruptcy Case”) in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”); and

WHEREAS, it is anticipated that the Bankruptcy Court will confirm the Plan under Chapter 11 of title 11, United States Code (the “Bankruptcy Code”); and

WHEREAS, the Plan provides for the creation of a grantor trust for the benefit of the Holders of Allowed Class 5: Common Equity Interests of the Debtor (as defined in the Plan) and the Holders of any Unresolved Claims (as defined in the Plan) (collectively, as described more fully below, the “Liquidating Trust Beneficiaries” or “Beneficiaries”) under and pursuant to the terms of the Plan;

WHEREAS, this Agreement is executed by the parties hereto in order to establish a liquidating trust, which trust is to be known as the “HUSA Liquidating Corporation Liquidating Trust” (the “Liquidating Trust”), in accordance with Treasury Regulation Section 301.7701-4(d), whose primary purpose is to provide a mechanism for the liquidation of the assets of the Estate, and to distribute the proceeds of the liquidation, net of all claims, expenses, charges, liabilities, and obligations of the Liquidating Trust, to the Holders of the Allowed Class 5: Common Equity Interests and the Holders of Unresolved Claims in accordance with the terms of the Plan, and not to continue or engage in the conduct of any trade or business, except to the extent necessary to accomplish the liquidation of assets of the Estate (as defined herein);

WHEREAS, the corpus of the Liquidating Trust and all income earned thereon remaining after the satisfaction of all trust expenses and liabilities shall be used solely for the purpose of discharging the legal obligations of the Debtor;

WHEREAS, the parties to this Agreement desire that the Liquidating Trust created pursuant to this Agreement qualify as a liquidating trust in accordance with Treasury Regulation Section 301.7701-4(d) and that on qualification, the Liquidating Trust shall be taxed as a “grantor trust” under and in accordance with the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations pertaining thereto, except as otherwise provided for United States federal income tax purposes in the event that (i) any portion of this Liquidating Trust is treated as a “qualified settlement fund” pursuant to Section 1.468B-1 of the Treasury Regulations, or (ii) the Liquidating Trustee timely elects to treat any Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a “disputed ownership fund” pursuant to Section 1.468B-9(c)(2)(ii) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions of this Agreement and the Plan, the Debtor and the Liquidating Trustee have executed this Agreement for the sole benefit of the Liquidating Trust Beneficiaries and no other party as follows:

ARTICLE I

GRANT, ACCEPTANCE, NAME AND DEFINITIONS

1.1     Grant. (i) The Debtor hereby grants, assigns, transfers, conveys, delivers, delegates and sets over the Assets (as defined herein) to the Liquidating Trustee to be held in trust for the benefit of the Liquidating Trust Beneficiaries and subject to the terms and provisions set out below and in the Plan. Additionally, the Estate irrevocably grants, assigns, transfers, conveys, delivers, delegates and sets over to the Liquidating Trustee all of the authority, rights, powers and duties previously vested in the Debtor under the Bankruptcy Code or applicable nonbankruptcy law, including, without limitation, the power to bring, defend or settle all claims, charges and litigation to which the Estate is or hereafter may become subject. To the extent that any law, regulation or contractual provision prohibits the transfer of ownership of any of the Assets from the Estate to the Liquidating Trust or the Liquidating Trustee, or if for any reason the Estate shall retain or receive at any point any property which is included in, or intended under the Plan and this Agreement to be included in, the definition of Assets, then the Estate shall and is hereby deemed to hold such property (and any proceeds or products thereof) in trust for the Liquidating Trust Beneficiaries of the Liquidating Trust and shall promptly notify the Liquidating Trustee of the existence of such property and shall promptly take such actions with respect to such property as the Liquidating Trustee shall direct in writing. It is intended that the Assets transferred pursuant to this Section 1.1 shall provide the Liquidating Trust Beneficiaries with distributions on account of their Allowed Class 5: Common Equity Interests and Unresolved Claims pursuant to and in accordance with the Plan.

(ii) The Liquidating Trustee hereby accepts the Assets and the Liquidating Trust created hereunder, subject to the terms and provisions set out below and in the Plan, on behalf of and for the benefit of the Liquidating Trust Beneficiaries.

1.2     Name. The trust created pursuant to the terms hereof shall be known as the "HUSA Liquidating Corporation Liquidating Trust" and shall be referred to herein as the “Liquidating Trust.”

1.3     Certain Terms Defined. For all purposes of this Agreement, the capitalized terms used herein shall have the following meanings:

(i)          “Agreement” shall mean this Liquidating Trust Agreement as originally executed and as it may from time to time be amended pursuant to the terms hereof;

(ii)         “Assets” or “Liquidating Trust Assets” means all Assets of the Estate, which Liquidating Trust Assets are proposed to be transferred to and vested in the Liquidating Trust under and in accordance with the terms of the Plan on the Effective Date. Liquidating Trust Assets shall include all property and belongings of the Debtor not previously sold to Purchaser, including all property as may have been created by virtue of the Bankruptcy Code, and expressly includes all Post Confirmation Debtor Assets, all other unencumbered property of the Debtor, all property of the Committees in this Chapter 11 Case, as well as all other Causes of Action, all Litigation Claims, and the rights to prosecute, enforce and settle same.

(iii)        “Alternate” shall have the meaning set forth in Section 12.2 of this Agreement;

(iv)        “Distribution record Date” for all Holders of Allowed Claims and Interests and Interests shall be May 14, 2012.

(v)         “Estate” means, the estate that was created by the commencement by the Debtor of its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code, and shall be deemed to include, without limitation, any and all rights, powers, and privileges and Causes of Action of the Debtor and any and all Assets and interests in property, whether real, personal or mixed, rights, Causes of Action, Litigation Claims, avoidance powers or extensions of time that the Debtor or the estate shall have had as of the Petition Date, or which the Estate acquired after the commencement of the Chapter 11 Case, whether by virtue of sections 541, 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code.

(vi)        “Liquidating Trustee” shall mean, subject to Bankruptcy Court approval, Joseph J. Luzinski, individually, the Liquidating Trustee named to administer this Liquidating Trust, and all successor Liquidating Trustees;

(vii)       “Liquidating Trust Advisory Board” shall have the meaning set forth in Section 12.2 of this Agreement;

(viii)      “Material Action” shall mean any action proposed to be taken, or proposed not to be taken, by the Liquidating Trustee under the authority vested in him under this Agreement to the extent such action or inaction could or would have a material effect on the Liquidating Trust, the Liquidating Trust Assets or the Liquidating Trust Beneficiaries. The Material Actions shall include, without limitation, (a) the retention or dismissal of professionals by the Liquidating Trustee, on behalf of the Liquidating Trust, or modification of the terms of any such retention, (b) any decision regarding abandonment of any Asset with a value the Liquidating Trustee determines, in his sole discretion, has a value in excess of $100,000, (c) the prosecution of any Litigation Claims (including the appeal of any adverse judgment entered in connection therewith), (d) the settlement of any Litigation Claims (including whether the Liquidating Trustee should seek Bankruptcy Court approval of any such settlement pursuant to Bankruptcy Rule 9019), (e) the sale of any Litigation Claims, and (f) any transaction in excess of $100,000 that is not specifically set forth in the Plan. For the avoidance of doubt, any act in compliance with the terms of the Plan, and entry into any transaction less than $100,000 shall not be a material action.

(ix)         “Notice Record Date” shall be for purposes of notice and distribution for all Holders of Allowed Claims and Allowed Interests shall be March 19, 2012.

(x)          “Post Confirmation Debtor Assets” shall means all Property of the Debtor as of the Confirmation Date (excluding Purchased Assets and Transferred Equity Interests sold to Purchaser pursuant to the Sale Order and Asset Purchase Agreement), including, without limitation, the Excluded Assets, all Causes of Action, Litigation Claims, and the Carve-Out.

(xi)         “Purchased Assets” shall mean substantially all of the Debtor’s assets as described in the Asset Purchase Agreement.

(xii)        “Transferred Equity Interests” shall mean certain equity interests in Audiology Distribution, LLC, a non-Debtor affiliate of the Debtor, as described in the Asset Purchase Agreement.

(xiii)      “Liquidating Trust Beneficiaries” or “Beneficiaries” shall mean the Holders of Allowed Class 5: Common Equity Interests in the Debtor as defined in and provided for in the Plan, that have not been paid in full as of the Effective Date, and the Holder of any Disputed Claim provided for in the Unresolved Claims Reserve;

(xiv)      “Unresolved Claims Reserve” shall mean cash that shall be funded into the Liquidating Trust in a sufficient amount to pay in full the Holders of any Claims that have not been finally resolved as of the Effective Date, including, but not limited to the following, if not resolved prior to the Effective Date: (i) the Holders of any claims by Senior Management Claimants (as defined in the Plan) related to the termination of their employment, which shall be paid in full to the extent allowed by section 502(b)(7) of the Bankruptcy Code, if allowed in full, from a reserve to be established in the amount of $3.9 million; (ii) Celestial Asset Holdings, LLC (“Celestial’s”) rejection damages claim, which shall be paid in full to the extent allowed by section 502(b)(6) of the Bankruptcy Code, if allowed in full , from a reserve to be established in the amount of $500,000; and (iii) any remaining Tax Claims which will be paid in full, if allowed in full, from a reserve to be established in the amount of $5 million.

1.4          Other Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

ARTICLE II
NATURE OF TRANSFER

2.1          Purpose of Trust. The Liquidating Trust is created solely to implement the terms of the Plan. The primary purposes of the Liquidating Trust are to collect and liquidate the Assets, pursue those claims and causes of actions transferred to, and vested in, the Liquidating Trust as Assets and distribute to the Beneficiaries all proceeds from the liquidation of the Assets pursuant to the terms of the Plan. Under no circumstances shall the Liquidating Trustee have any power to engage in any trade or business or any other activity except as specifically provided herein or in the Plan or otherwise reasonably necessary and advisable for the orderly liquidation and distribution of the Assets.

2.2         Representative of the Estate. If and to the extent the conveyance or assignment of any of the Litigation Claims to the Liquidating Trust would preclude or impair the prosecution thereof by the Liquidating Trustee under the Bankruptcy Code or otherwise, then the Liquidating Trust is intended to and shall be deemed to be a “representative of the Estate” approved to retain and enforce such Litigation Claims pursuant to 11 U.S.C. §§ 1123(b)(3)(A) and (3)(B).

2.3         Grantor Trust. The Liquidating Trust created by this Agreement is intended: (i) as a trust governed and construed in all respects as a liquidating trust pursuant to Treasury Regulation Section 301.7701-4(d) and as a grantor trust in favor of the Beneficiaries pursuant to the relevant provisions of the Code and the Treasury Regulations pertaining thereto; and (ii) to comply with the requirements of a liquidating trust as set forth in Revenue Procedure 94-45, 1994-2 C.B. 684 , except as otherwise provided for United States federal income tax purposes in the event that (i) any portion of this Liquidating Trust is treated as a “qualified settlement fund” pursuant to Section 1.468B-1 of the Treasury Regulations, or (ii) the Liquidating Trustee timely elects to treat any Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a “disputed ownership fund” pursuant to Section 1.468B-9(c)(2)(ii) of the Treasury Regulations. Subect to the immediately preceding sentence, the Liquidating Trustee is hereby authorized and directed: (x) to take any and all actions necessary to maintain the Liquidating Trust as a liquidating trust for federal income tax purposes in accordance with Treasury Regulation Section 301.7701-4(d) and Revenue Procedure 94-45 and as a “grantor trust” under and in accordance with the relevant provisions of the Code and Treasury Regulations pertaining thereto unless otherwise required; and (y) to take any and all actions permitted or required to be taken by the Liquidating Trustee pursuant to this Agreement and the Plan.

2.4         Liabilities of the Debtor. The Liquidating Trustee, solely for and on behalf of the Liquidating Trust, shall utilize all or such part of the Assets as may be necessary to, and shall, pay any and all Allowed Class 5: Common Equity Interests in the Debtor against and all Unresolved Claims against the Debtor in accordance with and pursuant to the terms of the Plan.

ARTICLE III
BENEFICIARIES

3.1         Rights of Beneficiaries. Each Beneficiary shall be entitled to participate in the rights and benefits due to a Beneficiary hereunder. The interest of each Beneficiary in the Liquidating Trust is hereby declared and shall be in all respects personal property of such Beneficiaries and upon the death of an individual Beneficiary his or her interest shall pass to his or her legal representative and such death shall not terminate the Liquidating Trust or otherwise affect the validity of this Agreement. Each Beneficiary shall have the rights with respect to the Assets as are provided by this Agreement and the Plan. No widower, widow, heir, or devisee of any person who may be a Beneficiary shall have any right of power, homestead, inheritance, or partition, or any other right, statutory or otherwise, in any property whatsoever forming a part of the Assets, but the whole title to all the Assets shall be vested in the Liquidating Trustee and the sole interest of the Beneficiaries shall be the rights and benefits given to such persons under this Agreement.

3.2         Beneficiary Information. The Liquidating Trustee may rely upon information relating to each Beneficiary as it appears in the books and records of the Liquidating Trust upon the Record Date. As of the close of business on the Distribution Record Date there shall be no further changes in the record Holders of Claims or Interests. The Liquidating Trustee shall have no obligation to recognize any transfer of any such Claims or Interests occurring after the close of business on the Distribution Record Date, and shall instead be entitled to recognize and deal for all purposes with only those Holders of record as of the close of business on the Distribution Record Date.

ARTICLE IV
DURATION OF ASSETS

4.1         Duration. The Liquidating Trust shall remain in existence and continue in full force and effect until all of the following shall have occurred: (a) the Assets have been reduced to cash or the Liquidating Trustee has determined that it is impractical or not in the best interest of the Beneficiaries of the Liquidating Trust to do so; (b) all costs, expenses and obligations incurred in administering the Liquidating Trust have been paid and discharged; (c) the Assets have been distributed to the Beneficiaries in accordance with the Plan; and (d) a final report has been filed and a final decree closing the Bankruptcy Case has been entered; provided, however, that the Trust shall not remain in existence more than five years from the date of this Agreement, unless extended pursuant to the terms hereof. If warranted by the facts and circumstances provided for in the Plan, and subject to the approval of the Bankruptcy Court of a motion of the Liquidating Trustee seeking an extension of the term of the Liquidating Trust as necessary to the purpose of the Liquidating Trust, then the term of the Liquidating Trust may be extended for a finite term based on the particular circumstances. Each extension must be approved by the Bankruptcy Court within six months of the beginning of the extended term with notice thereof to all Liquidating Trust Beneficiaries. Notwithstanding the foregoing, the Liquidating Trust shall in no event remain in existence for more than twenty-one years from the date of this Agreement.

ARTICLE V
ADMINISTRATION OF ASSETS

5.1         Sale of Assets. Subject to the terms of the Plan and this Agreement, the Liquidating Trustee may, at such times and in such manner as he may deem appropriate, transfer, assign, or otherwise dispose of all or any part of the Assets.

5.2         Payment of Interest to Beneficiaries. The Liquidating Trustee shall hold the Assets without provision for or the payment of interest to any Beneficiary except to the extent provided for under the Plan.

5.3         Payment of Claims, Expenses and Liabilities and the Reserve Amounts. The Liquidating Trustee shall pay from the Assets all claims, expenses, charges, liabilities, and obligations of the Assets, whether civil or otherwise, and all liabilities and obligations which the Liquidating Trustee, on behalf of the Liquidating Trust, has specifically assumed and agreed to pay pursuant to paragraph 2.4 of this Agreement, including any post-confirmation claims arising from the administration of the Liquidating Trust, together with such transferee liabilities which the Liquidating Trust may be obligated to pay as transferee of the Assets, including among the foregoing, and without limiting the generality of the foregoing, interest, taxes, assessments, and public charges of every kind and nature and the costs, charges, and expenses connected with or growing out of the execution or administration of this Liquidating Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Assets by the Liquidating Trustee or by any court of competent jurisdiction. In addition, the Liquidating Trustee may, pursuant to the terms of the Plan, make provision or reserve out of the Assets to meet present or future claims, expenses and liabilities of the Liquidating Trust, whether fixed or contingent, known or unknown.

5.4         Fiduciary Duty of the Liquidating Trustee. Notwithstanding anything herein to the contrary, (a) the Liquidating Trustee shall have no fiduciary obligations to the Holders of Allowed Interests unless and until each of the following conditions are satisfied: (i) all Allowed Claims are paid in full in accordance with the Plan, and (ii) the Holders of Allowed Interests are entitled to Distributions on account of their Allowed Interests in accordance with the Plan, (b) the Liquidating Trustee shall have no fiduciary obligations to the Holders of Interests with regard to the issuance or re-issuance of any shares of any Debtor, and (c) the Liquidating Trustee shall have no fiduciary obligations at any time to any Holders of Interests unless and until they are or become Holders of Allowed Interests (and then only to the extent otherwise provided hereunder).

5.5         Liquidating Trustee’s Tax Powers.

(i)          Following the Effective Date, the Liquidating Trustee shall prepare and file (or cause to be prepared and filed), on behalf of the Debtor all tax returns, reports, certificates, forms or similar statements or documents (collectively, "Tax Returns") required to be filed or that the Liquidating Trustee otherwise deems appropriate, including the filing of amended Tax Returns or requests for refunds.

(ii)         For all taxable periods ending on or prior to the Effective Date, the Liquidating Trustee shall have full and exclusive authority in respect of all taxes of the Debtor, to the same extent as if the Liquidating Trustee were the Debtor in possession.

(iii)        In furtherance thereof, the Debtor shall execute on or prior to the Effective Date a power of attorney authorizing the Liquidating Trustee to take actions consistent with Section 5.3.6(a) and (b) of the Plan to the same extent as if the Liquidating Trustee were the Debtor.

(iv)         Following the Effective Date, the Liquidating Trust shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes (i) of the Debtor to the same extent as the Debtor would otherwise be entitled with respect to any taxable period ending on or prior to the Effective Date and (ii) of the Debtor to the same extent as the Debtor would otherwise be entitled with respect to any taxable period ending after the Effective Date.

(v)         The Liquidating Trustee and the Debtor shall reasonably cooperate with one another, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refunds) and in resolving all disputes and audits with respect to all taxable periods relating to the Debtor. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refunds or in conducting an audit or other proceeding.

(vi)        Nontransferability of the Liquidating Trust Beneficial Interests. The Liquidating Trust Beneficial Interests shall not be certificated and shall not be transferable or assignable except by will, intestate succession or operation of law.

(vii)       Cash. The Liquidating Trustee may invest Cash (including any earnings thereon or proceeds therefrom) in any manner permitted to be made by a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

(viii)      Costs and Expenses of the Liquidating Trust. The costs and expenses of the Liquidating Trust, including the reasonable fees and expenses of the Liquidating Trustee, the members of the Liquidating Trust Advisory Board, and each of their respective retained professionals, and the fees and expenses of maintaining the Unresolved Claims Reserve, shall be paid out of the Liquidating Trust Assets.

(ix)        Compensation of the Liquidating Trustee. The Liquidating Trustee shall be entitled to reasonable compensation approved by the Liquidating Trust Advisory Board in an amount consistent with that of similar functionaries in similar roles.

(x)          Retention of Professionals by the Liquidating Trustee. The Liquidating Trustee may retain and compensate attorneys and other professionals to assist in its duties as Liquidating Trustee on such terms (including on a contingency or hourly basis) as the Liquidating Trustee deems appropriate without Bankruptcy Court approval; provided, however, that such compensation may not exceed the amount reflected in the Budget (as defined in the Liquidating Trust Agreement) by more than 15% for each professional, unless approved by the Liquidating Trust Advisory Board or further order of the Bankruptcy Court. Without limiting the foregoing, the Liquidating Trustee may retain any professional that represented the Debtor, the Creditors' Committee, the Equity Committee, or other parties in interest in this Chapter 11 Case.

(xi)         Federal Income Tax Treatment of the Liquidating Trust. For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtor, the Liquidating Trustee and the Liquidating Trust Beneficiaries) shall treat the transfer of the Liquidating Trust Assets to the Liquidating Trust as:

(xii)        a transfer of the Liquidating Trust Assets (subject to any obligations relating to those assets) directly to those Holders of Allowed Class 5: Common Equity Interests and Holders of Unresolved Claims in the Debtor receiving beneficial interests in the Liquidating Trust (“Liquidating Trust Beneficial Interests”), followed by

(xiii)      the transfer by such Liquidating Trust Beneficiaries to the Liquidating Trust of the Liquidating Trust Assets in exchange for the applicable Liquidating Trust Beneficial Interests.

Accordingly, those Holders of Allowed Class 5: Common Equity Interests and Holders of Unresolved Claims receiving Liquidating Trust Beneficial Interests shall be treated for United States federal income tax purposes as the grantors and deemed owners of their respective share of the Liquidating Trust Assets. The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

Notwithstanding the foregoing, (i) in the event that any portion of the Liquidating Trust is treated as a “qualified settlement fund” pursuant to Section 1.468B-1 of the Treasury Regulations, the United States federal income tax consequences shall be determined in accordance with the rules set forth in Section 468B of the Internal Revenue Code and the Tresury Regulations thereunder; and/or (ii) in the event that the Liquidating Trustee timely elects to treat any Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a “disputed ownership fund” pursuant to Section 1.468B-9(c)(2)(ii) of the Treasury Regulations, any Holders of such Unresolved Claims shall, to the extent of such Unresolved Claims, not be treated as having received any portion of the Liquidating Trust Assets transferred to the Liquidating Trust hereunder and shall not be deemed as grantors of the Liquidating Trust to the extent of such Unresolved Claims, but rather shall be subject to United States federal income taxation in accordance with the rules set forth in Section 468B of the Internal Revenue Code and the Treasury Regulations thereunder.

(xiv)       Tax Reporting. The Liquidating Trustee shall file returns (including United States federal returns) for the Liquidating Trust treating the Liquidating Trust as a grantor trust pursuant to Treasury Regulations Section 1.671-4(a) and in accordance with this Section. The Liquidating Trustee shall also annually (but not later than 60 days following the end of each calendar year) send to each Holder of a Liquidating Trust Beneficial Interest a separate statement setting forth the Holder's share of items of income, gain, loss, deduction or credit and will instruct all such Holders to report such items on their United States federal income tax returns or to forward the appropriate information to their respective beneficial Holders with instructions to report such items on their United States federal income tax returns. The Liquidating Trustee shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Liquidating Trust that are required by any governmental unit. Notwithstanding the foregoing, in the event that the Liquidating Trustee timely elects to treat any Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a “disputed ownership fund” pursuant to Section 1.468B-9(c)(2)(ii) of the Treasury Regulations, any Holders of such Unresolved Claims who, as of the Effective Date, are Holders of Unresolved Claims shall, to the extent of such Unresolved Claims, be subject to United States federal income taxation in accordance with the rules set forth in Section 468B of the Internal Revenue Code and the Treasury Regulations thereunder.

(xv)        As soon as practicable after the Effective Date, the Liquidating Trustee shall make a good-faith valuation of the Liquidating Trust Assets, and such valuation shall be made available from time to time, to the extent relevant, and shall be used consistently by all parties (including the Debtor, the Liquidating Trustee and the Liquidating Trust Beneficiaries) for all United States federal income tax purposes.

(xvi)       In furtherance of the provisions of Section 5.5(l) of this Agreement, the Liquidating Trust's taxable income shall be allocated annually among the Liquidating Trust Beneficiaries (including Holders of Unresolved Claims) and shall be determined in good faith by the Liquidating Trustee by reference to the manner in which an amount of Cash representing such taxable income would be distributed (were such Cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all its assets (valued at their tax book value) to the Holders of the Liquidating Trust Beneficial Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust shall be allocated in good faith by the Liquidating Trustee by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements, as determined in good faith by the Liquidating Trustee. Notwithstanding the foregoing, in the event that the Liquidating Trustee timely elects to treat any Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a “disputed ownership fund” pursuant to Section 1.468B-9(c)(2)(ii) of the Treasury Regulations, any Holders of such Unresolved Claims who, as of the Effective Date, are Holders of Unresolved Claims shall, to the extent of such Unresolved Claims, be subject to United States federal income taxation in accordance with the rules set forth in Section 468B of the Internal Revenue Code and the Treasury Regulations thereunder.

(xvii)     Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee may (A) timely elect to treat any Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a "disputed ownership fund" governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Liquidating Trustee, the Debtor, and the Liquidating Trust Beneficiaries) shall report for United States federal, state and local income tax purposes consistently with the foregoing.

(xviii)    The Liquidating Trustee shall be responsible for payment, out of the Liquidating Trust Assets, of any taxes imposed on the trust or its assets, including the Unresolved Claims Reserve. In the event, and to the extent, any Cash retained on account of the Unresolved Claims in the Unresolved Claims Reserve is insufficient to pay the portion of any taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Unresolved Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Unresolved Claims, or (ii) to the extent such Unresolved Claims have subsequently been resolved, deducted from any amounts otherwise distributable by the Liquidating Trustee as a result of the resolution of such Unresolved Claims.

(xix)       The Liquidating Trustee may request an expedited determination of taxes of the Liquidating Trust, including the Unresolved Claims Reserve, or the Debtor under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trust or the Debtor for all taxable periods through the dissolution of the Liquidating Trust.

ARTICLE VI
DISTRIBUTIONS TO BENEFICIARIES

6.1         Distribution of the Liquidating Trust Assets. The Liquidating Trustee shall make an initial distribution (the “Initial Distribution”) as soon as practicable after the Effective Date and use commercially reasonable efforts to make the Initial Distribution to the Liquidating Trust Beneficiaries within thirty (30) days of the Effective Date. The Liquidating Trustee shall, in his sole discretion, make further Distributions to the Holders of the Liquidating Trust Beneficiaries of all Cash on hand in accordance with the terms of the Liquidating Trust Agreement and the priorities set forth in this Plan (including any Cash received from the Debtor on the Effective Date) except such amounts (i) as are retained by the Liquidating Trust on account of Unresolved Claims, (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) as are necessary to pay reasonably incurred and anticipated fees and expenses (including any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets) of the Liquidating Trust, the Liquidating Trustee, and the members of the Liquidating Trust Advisory Board, and (iv) as are necessary to satisfy other liabilities incurred and anticipated by the Liquidating Trust or imposed on the Liquidating Trust in accordance with this Plan or the applicable Liquidating Trust Agreement.

6.2         Assets Retained on Account of Unresolved Claims. After the Effective Date, the Liquidating Trust Assets shall include sufficient funds to pay in full any Unresolved Claims, and such funds will constitute the Unresolved Claims Reserve which will be held for the benefit of the Holder of the Unresolved Claims. At such time as the claims are resolved, the Allowed Claims, if any, shall be paid from the Unresolved Claims Reserve on the Effective Date or within 30 days of an Order of the Bankruptcy Court Allowing the Unresolved Claim.

6.3         No Distributions Pending Allowance. Notwithstanding any other provision in the Plan, if any portion of a Claim is disputed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Unresolved Claim becomes an Allowed Claim.

6.4         Distributions After Allowance. To the extent that an unresolved Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. Upon allowance, a Holder of the Allowed unresolved Claim shall receive any Distributions that would have been made up to the date of allowance to such Holder under the Plan had the unresolved Claim been allowed on the Effective Date plus any actual earnings on such distribution from the date that such distribution would have been made had the unresolved Claim been allowed on the Effective Date through the date of allowance.

ARTICLE VII
POWERS OF AND LIMITATIONS ON THE LIQUIDATING TRUSTEE

7.1         Limitations on Liquidating Trustee. The Liquidating Trustee shall not do any act or undertake any activity unless he determines, in good faith, that (a) such act or activity is desirable, necessary or appropriate for the management, conservation and protection of the Assets, and (b) is otherwise consistent with, and not prohibited by, the Plan or this Agreement, including as to and in his role as successor to the Debtor and the Committees, as described in the Plan, and as a representative of the Estate. The investment powers of the Liquidating Trustee are limited to the powers to invest temporarily cash portions of the Assets in demand and time deposits in banks or savings institutions, or temporary investments such as short-term certificates of deposit or Treasury bills or money market funds. The Liquidating Trustee shall be restricted to the holding, liquidating and collecting of and on the Assets (including, without limitation, the prosecution of the Litigation Claims) and the payment and distribution thereof for the purposes set forth in this Agreement and in the Plan and to the conservation and protection of the Assets and administration thereof in accordance with the provisions of this Agreement and the Plan. Notwithstanding any other term hereof or of the Plan, the Liquidating Trustee shall not, on his own behalf or in the name of the Liquidating Trust, modify the Plan, nor seek to do the same, unless expressly authorized by the Liquidating Trust Advisory Board.

7.2         Material Actions. Notwithstanding anything to the contrary herein, the Liquidating Trustee may not take, or refrain from taking, any Material Action without the consent of the Liquidating Trust Advisory Board. In the event of a dispute between the Liquidating Trustee and the Liquidating Trust Advisory Board with respect to any proposed Material Action, the Bankruptcy Court shall retain jurisdiction to determine whether the proposed action should be taken, upon motion by the Liquidating Trustee or the Liquidating Trust Advisory Board. Notwithstanding the foregoing, the Liquidating Trustee shall not seek the Bankruptcy Court’s approval of any settlement of any Litigation Claim unless the Liquidating Trustee Advisory Board directs the Liquidating Trustee to do so.

7.3         Specific Powers of Liquidating Trustee. In furtherance of and consistent with the purpose of this Liquidating Trust and the Plan, the Liquidating Trustee shall, among other things, have the rights, powers and duties, subject to the limitations set forth in this Liquidating Trust Agreement: (i) to hold, manage, dispose of, sell, convert to Cash, and distribute the Liquidating Trust Assets, including investigating, prosecuting and resolving the Litigation Claims and Causes of Action belonging to the Liquidating Trust; (ii) to hold the Liquidating Trust Assets for the benefit of the Liquidating Trust Beneficiaries that are entitled to distributions therefrom under the Plan, whether their Claims or Interests are Allowed on or after the Effective Date; (iii) in the Liquidating Trustee's reasonable business judgment, in consultation with the Liquidating Trust Advisory Board , to investigate, prosecute, settle, liquidate, dispose of, and/or abandon the Liquidating Trust Assets, including rights, Litigation Claims, Causes of Action, or litigation of the Liquidating Trust; (iv) to monitor and enforce the implementation of the Plan; (v) to file all tax and regulatory forms, returns, reports and other documents and financial information required with respect to the Liquidating Trust or the Debtor; (vi) in the Liquidating Trustee's reasonable business judgment, to reconcile and object to Claims against the Debtor or the applicable Liquidating Trust, and manage, control, prosecute and/or settle on behalf of the applicable Estate and/or Liquidating Trust Objections to Claims on account of which the Liquidating Trustee will be responsible (if Allowed) for making distributions under the Plan; (vii) to take all actions necessary, and create any documents necessary, to wind up the affairs of the Debtor and to implement the Plan; (viii) to hold, manage, and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority; (ix) to act as a signatory to the Debtor for all purposes, including those associated with the novation of contracts or other obligations arising out of the sales of the Debtors Assets; (x) to dispose of the books and records transferred to the Liquidating Trustee in a manner deemed appropriate by the Liquidating Trustee; provided, however, that the Liquidating Trustee shall not dispose of any books and records that are reasonably likely to pertain to pending litigation in which the Debtor or their current or former officers or directors are a party without further order of the Bankruptcy Court; (xi) to take all necessary action and file all appropriate motions to obtain an order closing the Chapter 11 Case; (xii) to enter into and exercise rights under contracts that are necessary or desirable to the administration of the Liquidating Trust and execute any documents or pleadings related to the liquidation of the Liquidating Trust Assets or other matters related to the Liquidating Trust; (xiii) to establish and maintain bank accounts and terminate such accounts as the Liquidating Trustee deems appropriate; (xiv) to set off amounts owed to the Debtor against distributions to Liquidating Trust Beneficiaries; (xv) to bring suits or defend itself against such suits, if any, as the Liquidating Trustee determines in connection with any matter arising from or related to the Plan or the Liquidating Trust Agreement that affects in any way the rights or obligations of the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Beneficiaries; (xvi) to obtain and maintain insurance coverage with respect to the liabilities and obligations of the Liquidating Trustee and the Liquidating Trust Advisory Board and its members; (xvii) to take all actions necessary and appropriate to minimize any adverse state or federal tax consequences to the Liquidating Trust Beneficiaries provided such actions do not result in an adverse tax consequence to the Liquidating Trust and are consistent with and are not contrary to the treatment of the Liquidating Trust as a “grantor trust” for United States federal income tax purposes; and (xviii) to take such other and further actions as are permitted by the Plan and are not inconsistent with the Plan and the Liquidating Trust Agreement. In all circumstances, the Liquidating Trustee shall act in the best interests of all beneficiaries of the Liquidating Trust in furtherance of the purposes of the Liquidating Trust.

For the avoidance of doubt, and without limitation of the foregoing, the Liquidating Trustee shall explicitly have the authority to: (i) investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all Claims, Causes of Action, and Litigation Claims the Debtor’s holds against Celestial, including but not limited to, the claims in the complaint originally filed in Circuit Court in and for Palm Beach County, Florida, (styled as HearUSA v. Celestial Asset Holdings, LLC, Case No. 20-2007-CA-005763-XXXX-MB) and removed to the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division on November 14, 2011 pursuant to 28 U.S.C. § 1452 (Adv. Pro. No. 11-02785-EPK); (ii) investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all Claims, Causes of Action, and Litigation Claims the Debtor holds against Senior Management Claimants based upon Senior Management Claims, (iii) investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all D&O Claims against the D&O Parties; and (iv) file all tax and regulatory forms, returns, reports and other documents and financial information required with respect to the Debtor or the Liquidating Trust, and request a prompt determination of such requests; and (v) and investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all other Claims, Causes of Action, and Litigation Claims reserved in Article 9 of the Plan whether held by the Debtor, the Creditors’ Committee, or the Equity Committee.

7.3         Resolution of Claims. On and after the Effective Date, the Liquidating Trustee shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims against the Debtor and to compromise, settle, or otherwise resolve any Unresolved Claims without approval of the Bankruptcy Court, other than with respect to Administrative Expense Claims relating to compensation of professionals, but subject to the consent of the Liquidating Trust Advisory Board for any Claim over the amount set forth in the Liquidating Trust Agreement.

7.4         Authority to Prosecute. Objections to Claims and prosecution of Objections to Claims may be interposed and prosecuted only by the Liquidating Trustee (after the Effective Date).

ARTICLE VIII
CONCERNING THE LIQUIDATING TRUSTEE AND THE LIQUIDATING
TRUST ADVISORY BOARD

8.1         Generally. The Liquidating Trustee accepts and undertakes to discharge the trust created by this Agreement upon the terms and conditions hereof and of the Plan. In performing his duties hereunder, the Liquidating Trustee may rely on information reasonably believed by him to be accurate and reliable.

8.2         Reliance by Liquidating Trustee. Except as otherwise provided in Sections 7.1 or 8.1:

(i)          The Liquidating Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by him to be genuine and to have been signed or presented by the proper party or parties;

(ii)         The Liquidating Trustee may consult with and retain legal counsel and other professionals to be selected by him, and the Liquidating Trustee shall not be liable for any actions taken or suffered by him in accordance with the advice of such counsel, and may also consult with former counsel, former accountants and former consultants or advisors of the Debtor, the Creditors’ Committee, the Equity Committee, or present and former officers, directors and consultants of the Debtor or the Committees. The fees of such legal counsel and other professionals for the Liquidating Trustee shall be paid from the Assets in accordance with the Plan.

8.3         Bond. After the Initial Distribution, the Liquidating Trustee shall post a bond in favor of the Liquidating Trust in an amount which is not less than 125% of the amount of the Assets which are Cash at any time. The cost of such bond is payable from the Assets. After making each successive Distribution provided for under the Plan and this Agreement, the Liquidating Trustee shall have the right to seek a refund of the bond premium based upon the diminution of the Assets which are Cash resulting from each such Distribution (assuming such Distribution causes a diminution of the Assets which are Cash, and subject in any case to a requirement that the Liquidating Trustee later increase the amount of such bond to the extent of the increase of Assets which are Cash, otherwise in the amount as required by the first sentence of this Section 8.3).

8.4         Indemnity. The Liquidating Trustee, the Liquidating Trustee’s professionals, agents and other representatives, and the Liquidating Trust Advisory Board (including the members thereof, including the alternate) shall be and are hereby exculpated by the Beneficiaries and all other parties in interest from and against any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon them by the Plan, under this Agreement, or applicable law in connection herewith, except only for actions or omissions to act only to the extent determined by a final and non-appealable order of the Bankruptcy Court or other court of competent jurisdiction to be due to their own respective gross negligence or willful misconduct after the Effective Date. Any action to be taken or omitted from being taken with the approval of the Bankruptcy Court will conclusively be deemed not to constitute gross negligence or willful misconduct. The Liquidating Trustee, the Liquidating Trustee’s professionals and the Liquidating Trust Advisory Board (including the members thereof, including the alternate) are hereby indemnified by the Liquidating Trust (but only to the extent of the Assets if any, and not by any Beneficiary or member of the Liquidating Trust Advisory Board against liability for the claims, causes of action and other assertions of liability described above in this Section 8.4 (it being understood that a party shall not be entitled to indemnification hereunder for claims, causes of action and other assertions of liability determined by a final and non-appealable order of the Bankruptcy Court or other court of competent jurisdiction to be due to the party’s own gross negligence or willful misconduct after the Effective Date).

ARTICLE IX
PERSONS DEALING WITH THE LIQUIDATING TRUSTEE

9.1         Liquidating Trustee Not Personally Liable. Persons dealing with the Liquidating Trustee shall look only to the Assets to satisfy any liability incurred by the Liquidating Trustee to such person in carrying out the terms of this Liquidating Trust, and the Liquidating Trustee shall have no personal or individual obligation to satisfy any such liability.

9.2         Authority of Liquidating Trustee. Any person dealing with the Liquidating Trustee shall be fully protected in relying upon the Liquidating Trustee’s certificate signed by the Liquidating Trustee that such Liquidating Trustee has authority to take any action under this Agreement.

ARTICLE X
COMPENSATION

10.1       Compensation of Liquidating Trustee. The Liquidating Trustee shall be entitled to compensation in connection with fulfilling his duties hereunder at a rate no greater than $540.00 per hour, plus reasonable out of pocket expenses. The Liquidating Trustee shall not receive or be entitled to receive any other compensation on account of the performance of his duties hereunder.

ARTICLE XI
LIQUIDATING TRUSTEE AND SUCCESSOR LIQUIDATING TRUSTEE

11.1        Resignation and Removal. The Liquidating Trustee may (i) resign and be discharged from the Liquidating Trust hereby created only by filing an appropriate motion in the Bankruptcy Court setting forth the reason therefor and the entry of an order by the Bankruptcy Court granting such motion; (ii) be removed by the Liquidating Trust Beneficiaries, through the Liquidating Trust Advisory Board, with or without cause, by filing an appropriate motion with and obtaining an order from the Bankruptcy Court directing such removal, or (iii) be removed, upon proper motion, notice and a hearing, including a motion of the Office of the United States Trustee or by the Bankruptcy Court on its own order to show cause, for cause, including, but not limited to, under Section 324 of the Bankruptcy Code, for the violation of any material provision of the Plan (including, without limitation, by reason of providing intentionally false or misleading reports), or in the event the Liquidating Trustee becomes incapable of acting as the Liquidating Trustee as a result of physical or mental disability and such physical or mental disability continues for a period in excess of 30 days (except in the case of death, in which instance, the procedures for replacement will begin immediately), and the Bankruptcy Court entering an order authorizing such removal. In the event of a resignation or removal, the Liquidating Trustee, unless he is incapable of doing so, shall continue to perform his or her duties hereunder until such a time as a successor is approved by a Final Order of the Bankruptcy Court as provided below.

11.2       Appointment of Successor. Should the Liquidating Trustee resign or be removed, or die or become incapable of action, a vacancy shall be deemed to exist. In the event of such a vacancy, the Liquidating Trust Beneficiaries, through the Liquidating Trust Advisory Board, shall have 90 days to select a successor Liquidating Trustee by the filing of a motion with the Bankruptcy Court in connection therewith. If the Liquidating Trust Beneficiaries do not so select a successor Liquidating Trustee, then the Office of the United States Trustee may file a motion with the Bankruptcy Court seeking an order directing the United States Trustee to select such successor. Notwithstanding Section 10.1 hereof, the compensation, if any, of the successor Liquidating Trustee shall be (i) agreed to with the Liquidating Trust Advisory Board, (ii) stated in the instrument evidencing such successor Liquidating Trustee’s appointment and (iii) included in the motion filed with the Bankruptcy Court.

11.3       Acceptance of Appointment bv Successor Liquidating Trustee. Each successor Liquidating Trustee appointed hereunder shall execute an instrument accepting such appointment. Thereupon such successor Liquidating Trustee shall, without any further act, become vested with all the Estate’s properties, rights, powers, trusts, and duties as were held by his or her predecessor in the Liquidating Trust hereunder, with like effect as if originally named in such instrument; but the retiring Liquidating Trustee shall nevertheless, when requested in writing by the successor Liquidating Trustee, execute and deliver any instrument or instruments conveying and transferring to such successor Liquidating Trustee upon the Liquidating Trust herein expressed, all the Estate’s properties, rights, powers, and trusts of such retiring Liquidating Trustee, and shall duly assign, transfer, and deliver to such successor Liquidating Trustee all property and money held by him or her hereunder, including the Assets. Notwithstanding the appointment of a successor Liquidating Trustee, the retiring Liquidating Trustee shall, without limitation, continue to be entitled to the indemnity provided in Section 8.4 hereof for acts and omissions through the effective date of his resignation.

ARTICLE XII
CONCERNING THE BENEFICIARIES

12.1       Limitation on Suits bv Beneficiaries. No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party upon or under or with respect to the Assets.

12.2       Liquidating Trust Advisory Board. The Liquidating Trust Advisory Board for the Liquidating Trust shall consist of 3 members and be designated by the Debtor with the consent of the Equity Committee (the “Liquidating Trust Advisory Board”). The Liquidating Trust Advisory Board shall consist of two members of the Equity Committee and one member of the Debtor’s Board of Directors. For the avoidance of doubt, the same individuals who served on the Equity Committee, may serve as members of the Liquidating Trust Advisory Board. The Liquidating Trust Advisory Board shall represent the interests of the Beneficiaries during the existence of the Liquidating Trust, and shall have the obligation to undertake in good faith each of the acts and responsibilities set forth for the Liquidating Trust Advisory Board in this Agreement and in the Plan, for the benefit of the Beneficiaries. The Liquidating Trust Advisory Board shall have such powers, rights and duties (to be exercised in accordance with the By-laws), including with respect to the Liquidating Trustee, the Liquidating Trust Assets and the exercise by the Liquidating Trustee of any discretion otherwise afforded thereto, all as set forth in this Agreement and in the Plan (including, without limitation, to (a) remove the Liquidating Trustee, with cause, by filing an appropriate motion with and obtaining an order from the Bankruptcy Court directing such removal and (b) select a successor Liquidating Trustee).

ARTICLE XIII
AMENDMENTS

13.1       Amendments. With the prior consent of the Liquidating Trust Advisory Board, the Liquidating Trustee may make and execute such declarations amending this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or amendments hereto; provided, however, that no such amendment shall permit the Liquidating Trustee to act in any manner which is inconsistent with the Plan, or engage in any activity prohibited by Section 7.1 hereof or that is otherwise not in accordance with Section 7.2 hereof, or affect the Beneficiaries’ rights to receive their share of any Distributions under this Agreement and the Plan; provided, further, that the Liquidating Trustee may not amend this Agreement (including, without limitation, with respect to the compensation of the Liquidating Trustee or any successor Liquidating Trustee) without the prior written consent of the Liquidating Trust Advisory Board.

13.2       Notice and Effect of Amendment. Promptly after the execution by the Liquidating Trustee of any declaration of amendment permitted by and pursuant to Section 13.1 hereof, the Liquidating Trustee shall give notice of the substance of such amendment to (a) all Beneficiaries who request such amendment in writing, (b) the Liquidating Trust Advisory Board, and (c) the Office of the United States Trustee. Upon the execution of any such declaration of amendment by the Liquidating Trustee, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities of the Liquidating Trustee and the Beneficiaries under this Agreement shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modification and amendment, and all the terms and conditions of this Agreement for any and all purposes.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

14.1        Further Assurances. The Debtor and the Liquidating Trustee shall promptly execute and deliver such further instruments and do such further acts as may be necessary or proper to more effectively transfer to the Liquidating Trustee any portion of the Assets intended to be conveyed pursuant to the Plan and this Agreement to otherwise carry out the intentions of this Agreement and the Plan.

14.2        Invalid Acts. Any act or omission by the Liquidating Trustee in violation or derogation of any term of this Agreement or otherwise of the Plan shall be void ab initio.

14.3        Retention of Jurisdiction. The Bankruptcy Court shall retain jurisdiction over this Agreement and the Liquidating Trust established hereby as set forth in the Plan, including, without limitation, the enforcement, modification and interpretation of its provisions, for the purpose of determining all amendments, applications, claims or disputes with respect to this Agreement, the substitution of the Liquidating Trustee, and all applications, claims and disputes related thereto.

14.4        Filing Documents. This Agreement shall be filed or recorded in such office or offices as the Liquidating Trustee may determine to be necessary or desirable. A copy of this Agreement and all amendments thereof shall be maintained in the office of the Liquidating Trustee and shall be available during regular business hours for inspection by any Beneficiary or his, her or its duly authorized representative. The Liquidating Trustee shall file or record any amendment of this Agreement in the same places where the original Agreement is filed or recorded. The Liquidating Trustee shall file or record any instrument which relates to any change in the office of the Liquidating Trustee in the same places where the original Agreement is filed or recorded, and shall maintain a copy of any such instrument in his, her or its office.

14.5        Intention of Parties to Establish Trust. This Agreement is not intended to create, and shall not be interpreted as creating, an association, partnership, or joint venture of any kind.

14.6        Laws as to Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law.

14.7        Severability. In the event any provision of this Agreement or the application thereof to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.8        No Assignment. Except as otherwise provided herein, the obligations, duties or rights of the Liquidating Trustee under this Agreement shall not be assignable, voluntarily, involuntarily or by operation of law, and any such attempted assignment shall be void ab initio.

14.9        Calendar Year. The Trust will utilize the calendar year for tax and financial accounting purposes.

14.10      Inconsistency With Plan. Except with respect to Section 5.4 hereof, in the event of any conflict between the provisions of the Plan and this Agreement, the terms of the Plan shall prevail and govern.

14.11      Effectiveness. This Agreement shall become effective on the Effective Date.

14.12      Notices. Any notice or other communication hereunder shall be deemed to have been sufficiently given, for all purposes, if given by being deposited, postage prepaid, in a post office or letter box addressed to the Beneficiary at his, her or its address as shown on the records of the Liquidating Trustee (in the case of notices to a Beneficiary) and addressed to the Liquidating Trustee, at the address set forth below (in the case of a notice to the Liquidating Trustee), except that notice of change of address shall be effective only upon receipt thereof. Any notice given by mail in accordance with this paragraph shall be deemed to be effective three days following its deposit in the mail.

Exhibit 2

Wind Down Budget

[To Be Filed Prior to Plan Procedures Hearing]

Schedule A

Litigation Claims

[To Be Filed Prior to Plan Procedures Hearing]

Schedule A

Litigation Claims

Adverse Parties	Description of Litigation Claims
Siemens and the Purchaser, each advisor to Siemens and the Purchaser, and each of their respective officers, directors, members, employees, representatives, counsel, advisors, agents, parents, subsidiaries, affiliates, and each of their respective successors and assigns.	In the event the Siemens Settlement (as provided for in Section 5.3.1 of the Plan) and the Siemens Release (as provided for in Section 13.7 of the Plan) are not Approved, all Claims and Causes of Action against Siemens and the Purchaser shall be preserved, including without limitation, any relating to: (i) acts in connection with indebtedness for money borrowed or product purchased by the Debtor; (ii) acts or failures to act, or representations made, in connection with the Supply Agreement, the Credit Agreement, the Investor Rights Agreement, or any Security Agreement; (iii) false or misleading public statements in SEC filings which are alleged to have driven down the price of the Debtor’s common stock — including representations made or actions taken in connection with the Schedule 13D filed on January 18, 2011, or any other Schedule 13D; (iv) acts taken or representations made in connection with the declaration of default of the Credit Agreement; (v) acts taken or representations made in connection with the proposed pre-petition acquisition(s) of substantially all of the Debtor’s assets; (vi) direct or derivative Claims, whether or not based on the alleged suppression of the Debtor’s stock price prior to the Sale; (vii) acts or failure to act in connection with the Transition Services Agreement entered into in connection with the Sale; and (viii) acts or failures to act with respect to the designation of the Celestial Lease for rejection in connection with the Sale.
Celestial, each advisor to Celestial, and each of their respective officers, directors, members, employees, representatives, counsel, advisors, agents, parents, subsidiaries, affiliates, and each of the respective successors and assigns.	All Claims and Causes of Action against Celestial, including without limitation, any asserted in the Complaint originally filed in the Circuit Court in and for Palm Beach County, Florida (styled as HearUSA v. Celestial Asset Holdings, LLC, Case No. 20-2007-CA-005763-XXXX-MB) and removed to the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division on November 14, 2011, pursuant to 28 U.S.C. § 1452 (Adv. Pro. No. 11-02785-EPK).

Senior, salaried employees of the Debtor (the “Senior Management”), and each advisor to Senior Management, and each officer, director, member, employee, representative, counsel, advisor, agent, parent, subsidiary, affiliate, and each successor and assign to each advisor to Senior Management.	All Claims and Causes of Action against Senior Management, including without limitation, any based on gross negligence, willful misconduct, intentional wrongdoing, acts or failures to act in conjunction with the exercise of fiduciary duties, compliance with corporate governance, and negotiations with Siemens and its affiliates, and/or the Purchaser, and/or any proposed purchaser of other assets or businesses of the Debtor, within 4 years prior to the Petition Date.

Stephen J. Hansbrough, former Director, President, and Chief Executive Officer and each advisor to Stephen J. Hansbrough, and each officer director, member, employee, representative, counsel, advisor, agent, parent, subsidiary, affiliate, and each successor and assign to each advisor to Stephen J. Hansbrough.

All Claims and Causes of Action against Stephen J. Hansbrough, including without limitation, any based on gross negligence, willful misconduct, intentional wrongdoing breach of fiduciary duties, failure to pursue corporate opportunities, failure to preserve and maintain the value of the business of the Debtor and its assets, self-dealing, conflicts of interest, compliance with corporate governance, and negotiations with Siemens and/or its affiliates, the Purchaser, and/or any proposed purchaser of other assets or businesses of the Debtor, within 4 years prior to the Petition Date.
D&O Parties, each advisor to the D&O Parties, each officer director, member, employee, representative, counsel, advisor, agent, parent, subsidiary, affiliate, and each successor and assign to each advisor to the D&O Parties. The D&O Parties include all officers, directors and members of senior management of the Debtor within \4 years prior to the Petition Date, and shall include the right to bring any Claim or Cause of Action whether or not covered under the D&O Policies which the Debtor maintained with XL Specialty (policy ending in 7644), Liberty Mutual (policy ending in 9003), Illinois Union (policy ending in 2382), and Executive Risk (policy ending in 7354).

All Claims and Causes of Action against the D&O Parties, including without limitation, any for breach of fiduciary duty, gross negligence, willful misconduct, intentional wrongdoing, corporate waste, acts or failures to act that impaired the financial condition of the Debtor and/or impaired the enterprise value of the Debtor’s businesses, or the failure to pursue corporate opportunities.

D&O Policies which the Debtor maintained with XL Specialty (policy ending in 7644), Liberty Mutual (policy ending in 9003), Illinois Union (policy ending in 2382), and Executive Risk (policy ending in 7354).	All Claims and Causes of Action that are covered under the D&O Policies.
Acquisition Note Holders (as described in Section 2.3(i) of the APA in connection with the Sale) and each officer director, member, employee, representative, counsel, advisor, agent, parent, subsidiary, affiliate, and each successor and assign to each advisor to the Acquisition Note Holders.	All Claims and Causes of Action, including without limitation, Avoidance Actions against the Acquisition Note Holders.
Pre-Petition Professionals of the Debtor and each officer, director, member, employee, representative, counsel, advisor, agent, parent, subsidiary, affiliate, and each successor and assign to each advisor to the Debtor’s Pre-Petition Professionals.	All Claims and Causes of Action against the Debtor’s Pre-Petition Professionals, including without limitation, any relating to wrongful or negligent acts, failures to act, or for breach of duties in connection with representation of (or services provided to) the Debtor within the 4 years prior to the Petition Date.
Lifestyle Hearing Corporation and each officer director, member, employee, representative, counsel, advisor, agent, parent, subsidiary, affiliate, and each successor and assign to each advisor to Lifestyle Hearing Corporation	All Claims and Causes of Action against Lifestyle Hearing Corporation, the Pre-Petition purchaser of the Debtor’s Canadian operations, including without limitation, Avoidance Actions and any Claims relating to the amount and adequacy of the value the Debtor received for the sale of its operations in Canada in 2009, or the consideration the Debtor received for the continued use of its proprietary customer management software by the purchaser, or for alleged failure to perform obligations and duties following the closing of the sale of the Canadian Operations.
HearX West, LLC, and each officer, director, member thereof, employee, representative, counsel, advisor, agent, parent, subsidiary, affiliate, and each successor and assign to each advisor to HearX West, successor, or assigns of HearX West, LLC.	All Claims and Causes of Action against HearX West, LLC, and the Permanente Federation, LLC including without limitation, Avoidance Actions with respect to the Excluded Assets (as defined in the APA).
AARP means the entities defined in Section 1.1 of the APA in connection with the Sale.	All Claims and Causes of Action against AARP, including without limitation, Avoidance Actions with respect to the Excluded Assets (as defined in the APA).